    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 1997

                                             REGISTRATION STATEMENT NO. 333
________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          ESQUIRE COMMUNICATIONS LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

               DELAWARE                                  7338                                 13-3703760
     (STATE OR OTHER JURISDICTION            (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)                IDENTIFICATION NUMBER)

                              216 EAST 45TH STREET
                                   8TH FLOOR
                            NEW YORK, NEW YORK 10017
                                 (212) 687-8010
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------
                                MALCOLM L. ELVEY
                            CHIEF EXECUTIVE OFFICER
                          ESQUIRE COMMUNICATIONS LTD.
                              216 EAST 45TH STREET
                                   8TH FLOOR
                            NEW YORK, NEW YORK 10017
                                 (212) 687-8010
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:
                            MARTIN H. NEIDELL, ESQ.
                           STROOCK & STROOCK & LAVAN
                              SEVEN HANOVER SQUARE
                         NEW YORK, NEW YORK 10004-2696
                                 (212) 806-5836
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                          MAXIMUM AMOUNT   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES           TO BE        OFFERING PRICE         AGGREGATE         REGISTRATION
            TO BE REGISTERED                REGISTERED        PER UNIT(1)      OFFERING PRICE(1)         FEE

Common Stock, $.01 par value............  340,450 shares   $2.4375 per share       $ 829,847             $252

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) on the basis of the price of the Common Stock on the Nasdaq Stock Market.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 14, 1997

PROSPECTUS

                          ESQUIRE COMMUNICATIONS LTD.
                         OFFER TO EXCHANGE COMMON STOCK
                                      FOR
                                  ANY AND ALL
             OUTSTANDING REDEEMABLE COMMON STOCK PURCHASE WARRANTS

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                    ON             , 1997, UNLESS EXTENDED.

     This Prospectus of Esquire Communications Ltd., a Delaware corporation (the 'Company'), is being furnished to the holders of the Company's Redeemable Common Stock Purchase Warrants (the 'Warrants'). The holders of the Warrants are hereby being asked to participate in a Warrant exchange offer (the 'Exchange Offer'). The Company hereby offers to the holders of the Warrants (the 'Warrantholders'), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal, to exchange one share of the Company's common stock, par value $.01 ('Common Stock'), for each five Warrants (the 'Exchange Rate').

     The expiration date of the Exchange Offer is 5:00 p.m., New York City time,
on               , 1997 (the 'Expiration  Date'), unless the Expiration Date  is extended, in which case the Expiration Date will be the latest date and time to which the Expiration Date is extended.

     On               , 1997, the closing price  of a share of Common Stock,  as
reported  on the Nasdaq Stock Market, was             , and the closing price of
a Warrant as so reported was $         .

     Tendering Warrantholders will not be obligated to pay transfer taxes or exchange commissions in connection with the Exchange Offer. Tenders are irrevocable, except that Warrants tendered pursuant to the Exchange Offer may be withdrawn prior to the Expiration Date, and unless theretofore accepted for
exchange, may be withdrawn after 5:00 p.m., New York City time, on             ,
1997.

                            ------------------------

     IN EVALUATING THE EXCHANGE OFFER, THE WARRANTHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THE FACTORS DESCRIBED UNDER 'RISK FACTORS' ON PAGE 8 BELOW.

                            ------------------------

 THE SECURITIES TO BE ISSUED IN THE  EXCHANGE OFFER HAVE NOT BEEN APPROVED  OR
  DISAPPROVED  BY  THE  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY STATE
     SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE  COMMISSION
        OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
         ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 1997.

     NO PERSON IS AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED HEREIN, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

     NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'). In accordance with the Exchange Act, the Company files proxy statements, reports and other information with the Securities and Exchange Commission (the 'SEC'). This filed material can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices in Chicago, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and in New York, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a Web Site address which contains reports, proxy and information statements and other information regarding the registrants that file electronically with the SEC. The address of such site is http://www.sec.gov.

     The Company has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the 'Registration Statement') under the Securities Act of 1933, as amended (the 'Securities Act') with respect to the Warrants to be exchanged for Common Stock. Copies of the Registration Statement are available from the SEC upon payment of prescribed rates. Statements contained in this Prospectus relating to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Prospectus or such other document, each such statement being qualified in all respects by such reference.

     The shares of Common Stock are listed on the Nasdaq Stock Market and the Boston Stock Exchange. Reports and other information concerning the Company may be inspected at such places.

                               TABLE OF CONTENTS

                                                                                                          PAGE NO.
                                                                                                          --------
Available Information..................................................................................       2
Prospectus Summary.....................................................................................       5
     The Company.......................................................................................       5
     The Exchange Offer................................................................................       5
     Use of Proceeds...................................................................................       7
     Risk Factors......................................................................................       7
Risk Factors...........................................................................................       8
     History of Losses; Accumulated Deficit; Stockholder's Deficit; Negative Tangible Book Value.......       8
     Possible Fluctuations in Revenues.................................................................       8
     Acquisitions......................................................................................       8
     Possible Need for Additional Financing............................................................       8
     Trends in Litigation; Alternatives to the Litigation Process......................................       9
     Changing Technology...............................................................................       9
     Substantial Level of Indebtedness.................................................................       9
     Reliance on Key Employee..........................................................................       9
     Competitive Industry..............................................................................       9
     Control by Insiders...............................................................................       9
     Determination of Exchange Rate and Possible Volatility of Price of Common Stock...................      10
     Authorization and Discretionary Issuance of Preferred Stock.......................................      10
     No Dividends Contemplated on Common Stock.........................................................      10
     Potential Adverse Effect of Redemption of Warrants Not Exchanged in the Exchange Offer............      10
     Nasdaq Listing....................................................................................      10
Use of Proceeds........................................................................................      11
Price Range of the Company's Securities................................................................      11
Capitalization.........................................................................................      12
Dividend Policy........................................................................................      12
Selected Consolidated Financial Data...................................................................      12
Management's Discussion and Analysis of Financial Condition and Results of Operations..................      14
     Introduction......................................................................................      14
     Results of Operations.............................................................................      14
          Comparison of the Three and Nine Months ended September 30, 1996 and 1995....................      14
          Comparison of the Years ended December 31, 1995 and 1994.....................................      15
          Comparison of the Years ended December 31, 1994 and 1993.....................................      15
     Liquidity and Capital Resources...................................................................      16
     Other Matters.....................................................................................      16
Business...............................................................................................      17
     General...........................................................................................      17
     The Court Reporting Industry......................................................................      17
     Services and Technology...........................................................................      17
     Acquisition Strategy..............................................................................      18
     Competitive Factors...............................................................................      20
     Clients and Marketing.............................................................................      20
     Human Resources...................................................................................      20
     Properties........................................................................................      21
     Legal Proceedings.................................................................................      21
     Recent Events.....................................................................................      21
Management.............................................................................................      23
     Directors and Executive Officers..................................................................      23
     Compliance with Section 16(a) of the Securities Exchange Act of 1934..............................      24
     Executive Compensation............................................................................      24

                                                                                                          PAGE NO.
                                                                                                          --------
     Summary Compensation Table........................................................................      25
     Employment and Related Agreements.................................................................      25
     Stock Option Plan.................................................................................      26
The Exchange Offer.....................................................................................      26
     Purpose and Effects of the Exchange Offer.........................................................      26
     Description of the Warrants.......................................................................      26
     Effect of the Exchange Offer on the Warrantholders................................................      27
     Terms of the Exchange Offer.......................................................................      27
     IPO Unit Options..................................................................................      28
     Expiration Date; Extensions; Amendments...........................................................      28
     Procedure for Tendering Warrants..................................................................      29
     Guaranteed Delivery Procedures....................................................................      30
     Assistance........................................................................................      30
     Acceptance of Warrants for Exchange...............................................................      31
     Withdrawal Rights.................................................................................      31
     Conditions to the Exchange Offer..................................................................      31
     Fractional Shares.................................................................................      32
     Solicitation of Warrantholders....................................................................      33
     Transfer Taxes....................................................................................      33
     Certain U.S. Federal Income Tax Considerations....................................................      33
     The Exchange Agent................................................................................      34
     Warrant Transfer Agent............................................................................      34
Description of Securities..............................................................................      34
     Common Stock......................................................................................      34
     Preferred Stock...................................................................................      34
Legal Matters..........................................................................................      35
Experts................................................................................................      35

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including notes thereto, appearing elsewhere in this Prospectus. Each Warrantholder is urged to read this Prospectus in its entirety.

THE COMPANY

     Esquire Communications Ltd. (the 'Company') is a court reporting firm using state-of-the-art technology to provide printed and computerized transcripts and video recordings of testimony from depositions to the legal profession primarily in the New York City metropolitan, Southern California and Washington, D.C. areas. The Company's strategy is to become a national court reporting firm by acquiring court reporting companies in major business communities around the country. The Company believes that by expanding through the acquisition of established court reporting companies in major cities, the Company will achieve a significant national presence in the court reporting industry. In evaluating a prospective acquisition candidate, management of the Company considers the following material factors: (i) financial condition and results of operations;
(ii) experience and skill of management and management's availability after the acquisition; (iii) growth potential; (iv) costs associated with the consummation of the acquisition; and (v) customer base and reputation. The size, nature and geography of the early acquisitions will determine the pace of the Company's achievement of national coverage. The Company believes that there are a number of suitable acquisition candidates in the size range contemplated, and that national status could be achieved by acquiring an additional 10 to 12 firms in major metropolitan areas.

     The court reporting industry traditionally has consisted of many small firms relying on personal relationships and quality service. With the advent of sophisticated and rapidly changing technologies, aggressive marketing and professional management, the Company believes that some of these small firms are unlikely to be able to make the necessary capital investments required to compete effectively against better capitalized competitors. This environment creates the acquisition opportunities on which the Company intends to capitalize.

     On October 23, 1996, the Company sold an aggregate of 7,500 shares of Series A Convertible Preferred Stock (the 'Series A Preferred Stock'), for an aggregate purchase price of $7,500,000. The holders of Series A Preferred Stock have the right within 21 months to acquire up to an additional 7,500 shares of Series A Preferred Stock at a price of $1,000 per share. The Series A Preferred Stock is convertible into Common Stock of the Company at a conversion price of $3.00 per share (subject to anti-dilution adjustments) and bears cumulative annual dividends at the rate of 6% per annum. In addition, on October 28, 1996, the Company acquired the assets of M&M Reporting Referral Service, Inc., a Southern California-based court reporting company, on November 15, 1996, the Company acquired the assets of Sherry Roe & Associates, a Washington, D.C.-based court reporting company and on January 3, 1997, the Company acquired the assets of Nevill & Swinehart and Pelletier & Jones, two Southern California-based court reporting companies. On December 24, 1996, the Company entered into a Credit Agreement (the 'Credit Agreement') with Antares Leveraged Capital Corp. pursuant to which the Company may borrow from time to time up to an aggregate principal amount of $20 million. See 'Business -- Recent Events.'

THE EXCHANGE OFFER

Expiration...................................  The  Exchange Offer expires  at 5:00 p.m., New  York City time, on
                                                             , 1997, unless extended (the 'Expiration Date').
Terms of Exchange............................  One share of Common Stock for each five Warrants tendered.
Fractional Shares............................  No fractional shares of Common Stock will be issued.

Number of Warrants...........................  The Company  will accept  all Warrants  validly tendered  and  not withdrawn prior to the Expiration Date.
Market for the Common Stock..................  The  shares of Common Stock are  quoted on the Nasdaq Stock Market and the Boston Stock Exchange under the symbol 'ESQS.'
Tender Procedures............................  Any Warrantholder  wishing to  accept  the Exchange  Offer  should complete the accompanying Letter of Transmittal.
                                               If  a  Warrantholder  holds  Warrants  in  book-entry  form,  such
                                                 Warrantholder may participate in the Exchange Offer by complying with the procedures for book-entry transfer set forth under 'The
                                                 Exchange  Offer  --   Procedure  for   Tendering  Warrants.'   A
                                                 Warrantholder  may also  request his  broker, dealer, commercial bank, trust company or other  nominee to effect the  transaction for him. A Warrantholder having shares registered in the name of a  broker,  dealer,  commercial  bank,  trust  company  or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if he tenders shares.
                                               Warrantholders whose certificates are not immediately available or who cannot deliver the Letter of Transmittal or other  documents required  to be  delivered to  the Exchange  Agent prior  to the
                                                 expiration  of  the  Exchange  Offer  may  nevertheless   tender
                                                 Warrants  in accordance with  the guaranteed delivery procedures described herein. See 'The Exchange Offer -- Guaranteed Delivery
                                                 Procedures.'
Tax Consequences.............................  Warrantholders are urged to consult  their own tax advisors as  to the specific tax consequences to them of the Exchange Offer. See
                                                 'The   Exchange  Offer  --  Certain   U.S.  Federal  Income  Tax
                                                 Considerations.'
Withdrawal Rights............................  Tenders may be withdrawn at any time prior to 5:00 p.m., New  York
                                                 City  time,  on  the  Expiration  Date  and  unless  theretofore accepted for  exchange by  the Company,  may also  be  withdrawn
                                                 after  5:00 p.m., New York City time, on              , 1997. To
                                                 be effective,  a written,  telegraphic  or facsimile  notice  of withdrawal  must be received in a  timely manner by the Exchange
                                                 Agent. See 'The Exchange Offer -- Withdrawal Rights.'
Exchange Agent...............................  Continental Stock Transfer & Trust  Company is the exchange  agent
                                                 (the 'Exchange Agent') for the Exchange Offer.
Failure to Participate in Exchange Offer.....  The  reduced amount  of outstanding  Warrants as  a result  of the
                                                 Exchange Offer may  limit the trading  market for the  Warrants, may  adversely effect their  liquidity and market  price and may terminate their continued listing  on The Boston Stock  Exchange and  the Nasdaq Stock Market. Holders of the Warrants who do not
                                                 exchange their  Warrants  for  shares of  Common  Stock  in  the
                                                 Exchange  Offer  will be  entitled to  receive shares  of Common
                                                 Stock upon  exercise of  the Company's  Warrants upon  the  same terms  and conditions as are contained in the Warrants. See 'The
                                                 Exchange  Offer  --  Effect  of   the  Exchange  Offer  on   the
                                                 Warrantholders.'

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION THAT WARRANTHOLDERS TENDER OR REFRAIN FROM TENDERING THEIR WARRANTS, AND NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION ON BEHALF OF THE COMPANY. THIS IS A MATTER FOR EACH WARRANTHOLDER TO DETERMINE AFTER CONSULTATION WITH HIS ADVISORS, INCLUDING TAX COUNSEL, ON THE BASIS OF HIS OWN FINANCIAL POSITION AND REQUIREMENTS. SEE 'THE EXCHANGE OFFER -- CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS.'

USE OF PROCEEDS

     There will be no cash proceeds to the Company from the Exchange Offer.

RISK FACTORS

     Investment in the securities of the Company involves a high degree of risk, including, but not limited to, risks resulting from the Company's financial condition, the current trend toward alternatives to the litigation process, technological changes in the Company's industry, numerous competing firms in the Company's industry, and the Company's acquisition and growth strategy. See 'Risk Factors.'

                                  RISK FACTORS

     The following are certain risk factors or investment considerations that should be carefully considered in evaluating the Exchange Offer, in addition to the risks and other information described elsewhere in this Prospectus.

     1. History of Losses; Accumulated Deficit; Stockholder's Deficit; Negative Tangible Book Value. Although the Company was profitable in 1995, the Company incurred a net loss of $183,000 for its fiscal year ended December 31, 1994 and a net loss of $66,000 for the nine month period ended September 30, 1996. There is no assurance that the Company will be profitable in the future. As of September 30, 1996, the Company had an accumulated deficit of $410,000, a total stockholders' equity of $7,334,000, a negative tangible book value (excess of liabilities over tangible assets) of $5,794,000 and a working capital deficiency of $1,406,000. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     2. Possible Fluctuations in Revenues. The Company's revenues can fluctuate widely from period to period as a result of the absence or presence of significant non-recurring litigation matters. Large complex litigation cases can result in bursts of revenues over a relatively short period. The Company's revenues can also be adversely affected by a general economic recession that reduces demand for court reporters. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     3. Acquisitions. The business strategy of the Company involves growth through acquisitions and internal development. The Company is subject to various risks associated with its growth strategy, including the risk that it will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired court reporting businesses.

     The Company has recently completed acquisitions and is still in the process of integrating those acquired businesses. While the business plans of these acquired companies are similar, their histories, geographical locations, business models and cultures are different in many respects. The directors and senior management of the Company face a significant challenge in their efforts to integrate the acquired businesses. While management of the Company believes that the diverse experience of the Company and the acquired companies will strengthen the Company, there can be no assurance that management's efforts to integrate the operations of the companies will be successful or that the anticipated benefits of these business combinations will be fully realized. The dedication of management resources to such efforts may detract attention from the day-to-day business of the Company. There can be no assurance that there will not be substantial costs associated with such activities or that there will not be other material adverse effects of these integration efforts, which could have a material adverse effect on the Company's operating results. The Company's current and anticipated future expansion has placed, and will continue to place, significant demands on the management, operational and financial resources of the Company. The Company will need to continue to augment its management and operational systems to support growth both within existing and into new geographic markets. There can be no assurance that the Company will be able to manage its expanded operations effectively.

     Pursuant to Delaware general corporate law, stockholders of the Company will have the opportunity to evaluate potential acquisition candidates only in the event that the Company consummates an acquisition through a merger of the Company. In the likely event that the Company consummates an acquisition through the purchase of the assets or stock of a business or the merger of a subsidiary with an acquisition target, the stockholders will not have the right to approve such acquisition. Therefore, the Company will be able to make an acquisition which may be perceived by a stockholder as not within the best interests of the Company. If the Company is successful in consummating any acquisitions, there can be no assurance that it will be able to successfully integrate such acquisitions into its existing operations. Furthermore, there can be no assurance that the Company will consummate a sufficient number of acquisitions to achieve its ultimate goal of becoming a national court reporting firm.

     4. Possible Need for Additional Financing. In connection with the Company's acquisition strategy, the Company anticipates effecting acquisitions with cash from bank or other debt financing, and/or the issuance of additional equity or debt securities. The Company has recently entered into a new Credit

Agreement which provides the Company with up to $20 million of borrowings on a secured basis. The Credit Agreement contains certain restrictive covenants with respect to incurring additional debt, investments, distributions, acquisitions and capital expenditures and also requires the maintenance of certain financial ratios and covenants. In the event that the Company issues additional securities with or without incurring bank or other debt financing, such issuance will have the effect of diluting the interests of the stockholders of the Company. See 'Business -- Acquisition Strategy.'

     5. Trends in Litigation; Alternatives to the Litigation Process. Due to the large volume, complexity and resulting high cost of litigation in the United States, corporate litigants, governmental agencies, and legal professional associations are investigating potential changes to existing litigation procedures and alternatives to the litigation process. Various proposals are under consideration to limit the number and length of pretrial depositions, and to substitute audio- and/or video-tape recording for stenographic transcription of proceedings which may reduce or eliminate the use of court reporters. In addition, certain alternatives to litigation, such as mediation and arbitration, are increasingly being used to avoid the litigation process. These or other trends that reduce litigation and related pretrial depositions could have a material adverse impact on the Company's business. See 'Business -- Competitive Factors.'

     6. Changing Technology. The Company's business is subject to changes in technology and new service introductions. Accordingly, the Company's ability to compete will be dependent upon its ability to adapt to technological changes in the industry and to develop services based on those changes to satisfy evolving client requirements. Technological advances may create new products or services that are competitive with, superior to, or render obsolete the services currently provided by the Company. There can be no assurance that current technologies, or technologies yet to emerge, will not in the future compete with or replace the services provided by the Company. See 'Business -- Competitive Factors.'

     7. Substantial Level of Indebtedness. The Company has a substantial amount of outstanding indebtedness. As of September 30, 1996, the Company had approximately $11.4 million of debt. The Company's level of indebtedness could have important consequences to the holders of the Common Stock, including the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness and will not be available for other purposes; (ii) the ability of the Company to obtain financing in the future for working capital needs, capital expenditures, acquisitions, investments, general corporate purposes or other purposes may be materially limited or impaired; and (iii) the Company's level of indebtedness may reduce the Company's flexibility to respond to changing business and economic conditions. Subject to certain limitations contained in its outstanding debt instruments, the Company may incur additional indebtedness to finance working capital or capital expenditures, investments or acquisitions or for other purposes. Substantially all of the Company's assets serve as collateral security for the Company's indebtedness to its lenders.

     8. Reliance on Key Employees. The Company's success depends largely upon the abilities of Malcolm L. Elvey, Chairman of the Board of Directors and Chief Executive Officer, Cary A. Sarnoff, Vice Chairman of the Board, and David
Feldman, President. The loss of the services of these people could have a negative impact on the Company. The Company has employment agreements with each of these persons. In addition, the Company has purchased and is the beneficiary of a $1,000,000 key-man insurance policy on the life of Mr. Elvey. See 'Management.'

     9. Competitive Industry. The Company competes with numerous other companies offering many of the same services. Competition is based upon factors such as the existence of personal relationships with clients and other reporting agencies and price, service and reputation. Some of the Company's competitors are larger, have greater resources and are more established than the Company. The Company is not able at this time to accurately evaluate its competitive position in the industry. There is no assurance that the Company will be able to compete successfully in the future. See 'Business -- The Court Reporting Industry' and 'Business -- Competitive Factors.'

     10. Control by Insiders. In connection with the Series A Preferred Stock Purchase Agreement, Golder, Thoma, Cressey, Rauner Fund IV, L.P. ('GTCR'), Antares Leveraged Capital Corp., Malcolm L. Elvey, Chairman of the Board and Chief Executive Officer of the Company, Cary A. Sarnoff, Vice Chairman of the Company, David J. Feldman, President of the Company, CMNY Capital L.P. and

Allied Investment Corporation, Allied Investment Corporation II and Allied Capital Corporation II (collectively, 'Allied'), entered into a Stockholder's Agreement, dated October 23, 1996 (the 'Stockholder's Agreement'), pursuant to which (a) the parties agreed to vote their shares to elect as directors three representatives designated by Messrs. Elvey, Sarnoff and Feldman (the 'Management Stockholders'), two representatives designated by GTCR and two representatives jointly designated by GTCR and the Management Stockholders; provided, however, that if they are unable to agree on such joint designees within 90 days, then GTCR may elect the joint designees; (b) the Management Stockholders granted to the other stockholders rights of first refusal to acquire their shares if they desire to sell the same, subject to exceptions for public sales and for transfers to family members; and (c) if the Company's Board of Directors approves a sale of the Company's assets or capital stock (whether by merger or otherwise), each stockholder other than Allied and CMNY Capital L.P. agreed to consent to such transaction. In addition, GKN Securities Corp. and Allied terminated their rights to designate directors of the Company.

     11. Determination of Exchange Rate and Possible Volatility of Price of Common Stock. The Exchange Rate has been determined by the Company and does not necessarily have any relationship to the Company's assets, book value, results of operations or any other generally accepted criteria of value or should it be regarded as indicative of the intrinsic or market value of the Warrants. In addition, the trading prices of the Common Stock issued in exchange for the Warrants could be subject to wide fluctuations in response to quarterly variations in operating results, announcements or material business events by the Company or its competitors and other events or factors.

     12. Authorization and Discretionary Issuance of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of 'blank check' preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. The preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and, thereby, prevent stockholders from receiving the maximum value for their shares. See 'Business -- Recent Events;' 'Description of Securities.'

     13. No Dividends Contemplated on Common Stock. To date, the Company has not paid any cash or other dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. The Series A Preferred Stock and Credit Agreement contain restrictions on the Company's ability to pay cash dividends. See 'Dividend Policy.'

     To the extent Warrantholders participate in the Exchange Offer, the trading market for, and liquidity of, the Warrants which remain outstanding, if any, could be reduced. In addition, such Warrants may no longer be traded on either the Boston Stock Exchange or the Nasdaq Stock Market and may no longer be registered securities pursuant to the Exchange Act.

     14. Potential Adverse Effect of Redemption of Warrants Not Exchanged in the Exchange Offer. The Warrants may be redeemed by the Company, at a price of $.01 per Warrant, at any time they are exercisable, subject to not less than 30 days prior written notice to the holders thereof, provided that the last sale price of the Common Stock has been at least 150% of the then-effective exercise price of the Warrants on each of the 20 consecutive trading days ending on the third day prior to the day on which notice is given. Notice of the redemption of the Warrants could force the holders thereof to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the Warrants at the then-current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price which is likely to be substantially less than the market value of the Warrants at the time of redemption. See 'The Exchange Offer -- Description of the Warrants.'

     15. Nasdaq Listing. Although the Company's Common Stock is currently listed on the Nasdaq Stock Market and Boston Stock Exchange, there is no assurance that the Company meets or will continue to meet the listing requirements of the Nasdaq Stock Market. Accordingly, it is possible that the Common Stock may be delisted from the Nasdaq Stock Market. The Company does not meet Nasdaq's proposed new maintenance listing standards.

                                USE OF PROCEEDS

     There will be no cash proceeds to the Company from the Exchange Offer.

                    PRICE RANGE OF THE COMPANY'S SECURITIES

     Effective May 18, 1993, the Common Stock and Warrants of the Company were listed on the Boston Stock Exchange and Nasdaq Stock Market under the symbols 'ESQS' and 'ESQSW,' respectively. The following table sets forth for the calendar periods indicated the high and low bid prices on the Nasdaq Stock Market for the Common Stock and Warrants for the period commencing January 1, 1995. The prices set forth below do not include retail mark-ups, mark-downs or commissions and represent prices between dealers and are not necessarily actual transactions.

                                                                   COMMON STOCK           WARRANTS
                                                                 ----------------    ------------------
                                                                  HIGH      LOW       HIGH        LOW
                                                                 ------    ------    -------    -------

1996
     First Quarter............................................   $3.50     $2.75     $0.9688    $0.625
     Second Quarter...........................................    3.50      2.75      1.00       0.75
     Third Quarter............................................    3.25      2.00      0.9375     0.3125
     Fourth Quarter...........................................    3.375     2.125     0.6895     0.375
1995
     First Quarter............................................   $3.50     $2.875    $0.7813    $0.5625
     Second Quarter...........................................    3.50      2.625     0.7813     0.4375
     Third Quarter............................................    3.375     2.375     0.7188     0.375
     Fourth Quarter...........................................    3.063     2.625     0.75       0.625

     There were approximately 62 shareholders of record of Common Stock as of January 2, 1997. This number does not include beneficial owners holding shares through nominee or 'street' names. The Company believes that it has more than 2,000 beneficial holders of Common Stock.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1996, as adjusted to reflect the acquisitions of M&M, Sherry Roe & Associates, Nevill & Swinehart and Pelletier & Jones (including related adjustments required under purchase accounting), the receipt and use of proceeds from the issuance of the Series A Preferred Stock, the repurchase of Common Stock of the Company, borrowings and use of proceeds under the Credit Agreement and the consummation of the Exchange Offer. See Notes to Pro Forma Combined Financial Information.

                                                                                    SEPTEMBER 30, 1996
                                                                                  ----------------------
                                                                                  ACTUAL     AS ADJUSTED
                                                                                  -------    -----------
                                                                                      (IN THOUSANDS)

Long-term debt, including current portion......................................   $11,421      $16,412
Stockholders' equity:
     Preferred Stock $.01 par value, 1,000,000 shares authorized; 7,500 shares
       issued, as adjusted.....................................................     --           6,700
     Common Stock, $.01 par value, 25,000,000 shares authorized; 4,126,823 shares issued and outstanding; 4,771,279 shares issued and outstanding,
       as adjusted.............................................................        41           47
Additional paid-in capital.....................................................     7,703        8,214
Treasury stock, as adjusted....................................................     --          (1,301)
Accumulated deficit............................................................      (410)        (558)
                                                                                  -------    -----------
Total stockholders' equity.....................................................     7,334       13,102
                                                                                  -------    -----------
     Total capitalization......................................................   $18,755      $29,514
                                                                                  -------    -----------
                                                                                  -------    -----------

                                DIVIDEND POLICY

     The Company has never declared or paid cash or other dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. Pursuant to the Series A Preferred Stock and the Credit Agreement, the Company is currently prohibited from paying cash dividends. The Company presently intends to retain all earnings for use in its business and does not anticipate paying dividends on its Common Stock in the foreseeable future.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following statement of selected operating data for each of the three years in the period ended December 31, 1995 and the balance sheet data as of December 31, 1994 and 1995 are derived from the Company's financial statements, which statements have been audited by Freed Maxick Sachs & Murphy, P.C., independent accountants.

     The selected balance sheet data at September 30, 1996 and the selected statement of operations data for the nine-month periods ended September 30, 1996 and 1995 have been derived from unaudited consolidated financial statements of the Company which have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations. The results for the nine-month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996.

     The financial information set forth below should be read in conjunction with, and is qualified in its entirety by, the detailed information in the financial statements and notes referenced above.

                                                                    FOR THE YEARS                     FOR THE NINE
                                                                        ENDED                         MONTHS ENDED
                                                                     DECEMBER 31,                     SEPTEMBER 30,
                                                            -----------------------------         ----------------------
                                                             1995        1994        1993          1996           1995
                                                            -------     -------     ------        -------        -------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)

Revenues................................................    $20,692     $12,818     $5,584        $17,391        $15,384
Costs and expenses:
     Operating expenses.................................     11,660       7,276      3,309          9,778          8,690
     General and administrative expenses................      6,120       4,496      1,849          5,769          4,453
     Depreciation and amortization......................      1,025         655        263            811            770
                                                            -------     -------     ------        -------        -------
                                                             18,805      12,427      5,421         16,358         13,913
Income from operations..................................      1,887         391        163          1,033          1,471
Other income (expense)..................................     (1,059)       (515)      (160)          (818)          (796)
Income (loss) before provision for income taxes,
  extraordinary loss and cumulative effect of change in
  accounting............................................        828        (124)         3            215            675
Provision for income taxes..............................        549          59         29            281            439
                                                            -------     -------     ------        -------        -------
Income (loss) before extraordinary loss and cumulative
  effect of change in accounting........................        279        (183)       (26)           (66)           236
Extraordinary loss (net of tax benefit).................                               (73)
                                                            -------     -------     ------        -------        -------
Income (loss) before cumulative effect of change in
  accounting............................................        279        (183)       (99)           (66)           236
Cumulative effect of change in accounting...............                               160
                                                            -------     -------     ------        -------        -------
Net income (loss).......................................    $   279     ($  183)    $   61        ($   66)       $   236
                                                            -------     -------     ------        -------        -------
                                                            -------     -------     ------        -------        -------
Earnings per common share:
     Income (loss) before extraordinary item and
       cumulative effect of change in accounting........    $  0.07     ($ 0.05)    ($0.01)       ($ 0.02)       $  0.06
     Extraordinary loss.................................                             (0.03)
     Cumulative effect of change in accounting..........                              0.07
                                                            -------     -------     ------        -------        -------
Net income (loss).......................................    $  0.07     ($ 0.05)    $ 0.03        ($ 0.02)       $  0.06
                                                            -------     -------     ------        -------        -------
                                                            -------     -------     ------        -------        -------
Weighted average common shares outstanding..............  4,125,348   3,694,420  2,417,508      4,126,823      4,124,851

                                                                    DECEMBER 31,            SEPTEMBER 30, 1996
                                                                 ------------------    ----------------------------
                                                                  1995       1994      ACTUAL     AS ADJUSTED(1)(2)
                                                                 -------    -------    -------    -----------------
Balance Sheet Data:
     Total assets.............................................   $19,073    $17,113    $20,876         $31,984
     Working capital (deficiency).............................     1,601      1,881     (1,406)          2,622
     Long-term debt including current portion.................    10,240      8,844     11,421          16,412
     Total liabilities........................................    11,674     10,204     13,542          18,882
     Stockholders' equity.....................................   $ 7,399    $ 6,908    $ 7,334         $13,102

------------

Notes:

(1) The adjustments include those necessary to record the Company's acquisition of M&M and the acquisitions of Sherry Roe, Nevill & Swinehart and Pelletier & Jones (including related adjustments required under purchase accounting), the receipt and use of proceeds from the private placement, the purchase of the Company's outstanding stock, borrowing and use of proceeds from the Credit Agreement and the proposed Exchange Offer.

(2) See Notes to Pro Forma Combined Financial information.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

INTRODUCTION

     The revenues of the Company are primarily derived from service fees for recording the sworn testimony at depositions. The key variable in the Company's operating expenses are the fees paid to the court reporters and transcribers engaged by the Company. The different types of services provided by the Company represent varying profit margins, with the highest profit margin for accelerated delivery transcripts, transcript copies and compressed transcripts. In addition, profit margins vary in the different geographic markets in which the Company operates.

     On June 22, 1994, the Company acquired Sarnoff Deposition Service, Inc. ('SDS'). In January 1995, the Company acquired the assets of Coleman Haas Martin & Schwab, Inc. ('CHMS'). On July 26, 1996 the Company acquired the assets of Kitlas Dickman & Associates ('KDA'). The acquisitions were accounted for under the purchase method of accounting and accordingly their results of operations have been included from their respective dates of acquisition.

RESULTS OF OPERATIONS

COMPARISON OF THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

     Revenues increased for the three and nine month periods ended September 30, 1996 by approximately $411,000 or 7.9% and by $2,007,000 or 13.0%, respectively, over the same periods of the prior year. Excluding revenues from KDA, the revenues for the three and nine months increased by 4.9% and 12.1%, respectively over the same periods of the prior year. The Company believes that the increase in revenues was in part due to its marketing efforts and several large multi-party projects undertaken in the three and nine month periods ended September 30, 1996.

     For the three month period ended September 30, 1996, operating expenses increased by approximately $234,000 from $3,009,000 to $3,243,000, in line with the revenue increase, and remained constant as a percentage of revenues at 57.5%. For the nine month period ended September 30, 1996, operating expenses increased by approximately $1,088,000, from $8,690,000 to $9,778,000, in line with the revenue increase, but declined as a percentage of revenues from 56.5% to 56.2%.

     General and administrative expenses for the nine month period ended September 30, 1996 include approximately $150,000 relating to a loss resulting from the future rental obligation pursuant to the lease for the Company's old office space at 342 Madison Avenue, New York. See 'Business -- Properties.' It is expected that the future rental obligation will exceed the anticipated sublease rental income. Accordingly, an estimated discounted loss of approximately $150,000 resulting from the excess of the lease obligation over the expected sublease income during the remaining term of the lease has been charged to operations during the nine months ended September 30, 1996. For the three month period ended September 30, 1996, general and administrative expenses increased by approximately $467,000 to $1,950,000 or 34.5% of revenues. For the nine month period ended September 30, 1996 general and administrative expenses excluding the sublease loss increased by $1,166,000 to $5,619,000 or 32.3% of revenues. The increase was due in part to additional expenses incurred as a result of the Company's Corporate Services Division, expenses related to the acquisition of KDA and due to additional marketing and promotional costs resulting from increased revenue levels.

     The Company's new office in New York is substantially larger in size compared with its old office without commensurate increase in rent. The Company believes that a larger and better-equipped facility will enable it to provide improved service to its clients.

     Depreciation and amortization increased by $34,000 and $41,000 for the three and nine month periods, respectively. Interest expense increased by $16,000 and $20,000 for the three and nine month periods, respectively, due to increased debt levels.

     The Company generated a net loss for the three and nine month periods ended September 1996 of approximately $135,000 and $66,000 compared to a net income of approximately $81,000 and $236,000 over the same periods of the prior year. For the three month period, earnings before interest, taxes, depreciation and amortization ('EBITDA') decreased by $290,000 from $742,000 to $452,000. For the nine month period, EBITDA decreased by $397,000 from $2,241,000 to $1,844,000. Excluding the non-recurring sublease loss of $150,000 charged in the second fiscal quarter of 1996, EBITDA and the net income, adjusted for taxes, for the nine months ended September 30, 1996 approximated $1,994,000 and $21,000, respectively. The net loss for nine months adjusted for non-cash items provided positive cash flows of approximately $745,000 compared to $1,005,000 in 1995.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1995 AND 1994

     Revenues increased by $7,874,007 or 61.4% to $20,692,034 for the year ended December 31, 1995 primarily as a result of the SDS and CHMS acquisitions. On a pro forma basis, as though the acquisitions were made at January 1, 1994, the revenues increased by approximately 6.0% for the year ended December 31, 1995.

     Operating expenses increase by $4,383,585, from $7,276,812 in 1994 to $11,660,397 in 1995. As a percentage of revenue, operating expenses declined from 56.8% to 56.4%.

     General and administrative expenses increased by $1,623,787 to $6,119,536. The increase was due to SDS's and CHMS's general and administrative expenses consisting of payroll, occupancy, marketing and promotional expenses. As a percentage of revenue general and administrative expenses decreased from 35.1% to 29.6%. The decrease in general and administrative expenses as a percentage of revenues was in part due to the integration of CHMS's operations with SDS's and the integration of DFA's operations during the latter part of 1994.

     Depreciation and amortization increased by $370,830, due to additional depreciation and amortization charges arising from the SDS and CHMS acquisitions. A significant component of the amortization expense relates to the cost in excess of the net tangible assets of the acquired businesses (goodwill) which is being amortized using the straight-line method over 25 years. The Company continually reviews the recoverability of the carrying value of goodwill. In determining whether there is an impairment of goodwill, the Company compares the sum of the expected future cash flows (undiscounted and without interest charges) to the carrying amount of the asset. Management believes that at December 31, 1995, there has been no impairment in the carrying amount of the asset.

     Interest expense increased by $534,774 due to the incurrence of additional debt to finance acquisitions and fund working capital.

     The Company generated a net income of $278,852 compared to a net loss of $183,000 in 1994. Earnings before interest, tax, depreciation and amortization ('EBITDA') increased by $1,866,635 from $1,045,466 in 1994 to $2,912,101 in
1995. Net income adjusted for non-cash items provided cash flows of approximately $1,327,000 in 1995 compared to approximately $330,000 in 1994.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1994 AND 1993

     Revenues increased by $7,234,087 or 129.6% to $12,818,027 for the year ended December 31, 1994 primarily as a result of the DFA and SDS acquisitions. On a pro forma basis, as though the acquisitions were made at January 1, 1993, the revenues decreased by 1.8% for the year ended December 31, 1994. The Company believes that the decrease was due to continued soft market and price pressures.

     Operating expenses increased by $3,968,115, from $3,308,697 in 1993 to $7,276,812 in 1994. As a percentage of revenue, operating expenses declined from 59.3% to 56.8%. The decrease was in part due to an increase in the number of high-margin projects handled in 1994 resulting from the DFA acquisition.

     General and administrative expenses increased by $2,646,704 to $4,495,749 or 35.1% of revenues. The increase was due to DFA and SDS's general and administrative expenses consisting of payroll, occupancy, marketing and promotional expenses. The Company integrated DFA's operations during the latter part of 1994, and reduced certain general and administrative expenses. The general and administrative expenses for the second half of the year were 32.7% of revenues.

     Depreciation and amortization increased by $391,850 due to additional depreciation and amortization charges arising from the DFA and SDS acquisitions. A significant component of the amortization expense relates to the cost in excess of the net tangible assets of acquired businesses (goodwill) which is being amortized using the straight-line method over 25 years. The Company continually reviews the recoverability of the carrying value of goodwill. In determining whether there is an impairment of goodwill, the Company compares the sum of the expected future cash flows (undiscounted and without interest charges) over the remaining life of the asset to the carrying amount of the asset (see Notes to the Financial Statements, Note 1 Summary of Significant Accounting Policies). Management believes that at December 31, 1994, there has been no impairment in the carrying amount of the asset.

     Interest expense increased by $340,475 due to debt incurred for the DFA and SDS acquisitions. In addition, in the second fiscal quarter of 1993, the Company repaid approximately $1,454,000 of the principal amount of Debentures out of the proceeds of the initial public offering and reduced the interest rates on the debentures outstanding thereafter.

     The Company's operations resulted in a net loss of $183,000 compared to a net income of $61,403 in 1993. EBITDA increased by $619,268 from $426,198 in 1993 to $1,045,466 in 1994. Net loss adjusted for non-cash items provided cash flows of approximately $330,000 in 1994 compared to $197,000 in 1993.

LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1996, the Company's working capital decreased by approximately $3,007,000 from December 31, 1995 to a deficit of approximately $1,406,000. The decrease was principally due to reclassification of borrowings under its revolving credit agreement to current liabilities based on the scheduled maturity date of September 1997. EBITDA for the nine month period approximated $1,844,000 and net loss adjusted for non-cash items provided positive cash flows of approximately $745,000.

     In September 1994, the Company entered into a revolving credit agreement with a bank which provided for borrowing up to $3,000,000 through September 1997 based upon eligible accounts receivable and was secured by substantially all of the assets of the Company. The agreement, as amended in April 1996, provided for borrowing up to $2,450,000 for working capital and $550,000 as a term loan for capital expenditures related to the Company's new office space for its New York operations. The agreement was terminated and all amounts borrowed thereunder were repaid from the proceeds of the Credit Agreement discussed below.

     In October 1996, the Company raised $7,500,000 gross proceeds through a private sale of Series A Preferred Stock for its acquisitions, working capital and general corporate purposes. See 'Business -- Recent Events.' The funds were used to finance the M&M acquisition, repurchase 433,500 shares of Common Stock, repay approximately $500,000 of the Company's debt and reduce its borrowings under the revolving credit agreement.

     The capital expenditures, excluding any business acquisition, for 1996 are expected to range between $200,000 and $250,000. In addition, the capital expenditures for the Company's new office space for its New York operations is approximately $725,000, substantially all of which was incurred in the nine months ended September 30, 1996. The Company believes that its current cash position together with the cash flows from its operations supplemented, if needed, by additional borrowing capacity from the revolving credit line will be sufficient to support the working capital and capital expenditure requirements through at least the end of 1996.

OTHER MATTERS

     The Company entered into a new Credit Agreement which provides for the Company to borrow up to $20 million to finance acquisitions, for working capital and general corporate purposes. As the result of the Credit Agreement, the related unamortized financing costs of debt repaid from the proceeds of the Credit Agreement will be charged to operations. The net book value of the unamortized financing costs at September 30, 1996 approximated $270,000. See 'Business -- Recent Events.'

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                                    BUSINESS

GENERAL

     The Company is a court reporting firm using state-of-the-art technology to provide printed and computerized transcripts and video recordings of testimony from depositions to the legal profession primarily in the New York City metropolitan, Southern California and Washington, D.C. areas. The Company's strategy is to become a national court reporting firm by acquiring court reporting companies in major business communities around the country. The Company believes that by expanding through the acquisition of established court reporting companies in major cities, the Company will achieve a significant national presence in the court reporting industry. In evaluating a prospective acquisition candidate, management of the Company considers the following material factors: (i) financial condition and results of operations; (ii) experience and skill of management and management's availability after the acquisition; (iii) growth potential; (iv) costs associated with the consummation of the acquisition; and (v) customer base and reputation. The size, nature and geography of the early acquisitions will determine the pace of the Company's achievement of national coverage. The Company believes that there are a number of suitable acquisition candidates in the size range contemplated, and that national status could be achieved by acquiring an additional 10 to 12 firms in major metropolitan areas.

THE COURT REPORTING INDUSTRY

     Court reporting is the verbatim transcription of the spoken word into the written word, generally from sworn legal testimony. The industry is divided into two distinct sectors -- the recording of proceedings in court, or 'official' court reporting, and all other court reporting. Official court reporting is performed by civil servant court reporters employed by municipal, state, or federal courts. All other court reporting is performed outside the courtroom by free-lance court reporters, who may be either self-employed, or employees or independent contractors affiliated with a court reporting agency. The Company is a court reporting agency which primarily uses the services of independent contractors to handle the recording of legal proceedings (typically civil proceedings) outside the courtroom, and, to a lesser extent, the recording of other events such as hearings, arbitrations, board and stockholders' meetings, conferences, conventions and media events.

     Court reporting firms range in size from sole practitioners to firms with more than 100 free-lance court reporters. Although there are no independently verified statistics with respect to the number of court reporters or the total revenues of the court reporting industry, there are approximately 22,000 members of the National Court Reporting Association ('NCRA'), the only national professional association in the industry, and an additional 12,000 student members. The Company estimates that there are approximately 50,000 court reporters in the United States. The Company believes that, based on its size and reputation, it is one of the leading court reporting companies in the United States.

     The industry's long-time regional focus is shifting toward a more national approach to accommodate law firms and corporations whose cases, in many instances, extend beyond a single city. Attorneys commonly request such out-of-town referrals from their local court reporting firm. Professional associations such as the NCRA and various national networks facilitate both the development of personal relationships between agency owners and the referral of business between agencies. Through such networks, a member court reporting firm is able to schedule depositions in other cities for clients so requesting. One drawback of the networks to date has been the inability of the referring court reporting firm to guarantee the quality of service that the client ultimately receives. The Company believes that by expanding nationally, it will be able to more effectively serve clients across the country, rather than depending on the loosely-aligned networks or other strategic relationships.

SERVICES AND TECHNOLOGY

     The Company's basic business is the verbatim transcription of examinations before trial or depositions. Court reporting requires a trained professional capable of transcribing speech, which generally approximates 200 words per minute, using shorthand symbols. Most of the Company's court reporters use a computer-aided transcription ('CAT') system for transcribing depositions. Much like traditional stenotype machines, CAT systems enable a court reporter to represent what is spoken as

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
phonetic symbols. CAT systems, however, have an added feature: the phonetic symbols are simultaneously recorded on the traditional paper tape and on disk. Whether taken on a CAT system or a traditional stenotype machine, the shorthand notes are translated from the paper or magnetic medium, then edited to produce a final transcript. CAT systems enable the computer to interpret the shorthand symbols and translate them into English, a process that otherwise must be done manually. CAT systems have speeded the production of the final transcript; in fact, a court reporter can connect a computer to his stenotype machine, which can perform the translation during the proceedings and allow him to provide a transcript directly following the proceeding. As a by-product of CAT technology, specialized software has been developed enabling court reporters to provide clients with a floppy disk containing the translation of the shorthand symbols in a computer-readable format. This software allows the client to search, store, index, annotate, and manage transcripts. Documents can be searched easily for relevant portions of testimony, and can be integrated into larger databases containing all of the other information pertaining to a particular proceeding.

     The Company's state-of-the art technologies include:

      Realtime Transcription. The reporter writes on the stenotype machine and the written translation of what is said instantaneously appears on monitors located in the conference rooms where the deposition is taking place and/or at a remote location.

      Interactive Realtime Transcription. Specialized software enables the user to mark, annotate, search, cut and paste the text instantly on a computer linked to that of the court reporter.

      Full-Text Search and Retrieval Programs. These programs allow the computer to be used to search, store, index and manage transcripts and other documents. This enables the user to locate a particular word or portion of text quickly and easily.

      Compressed Transcripts. This format eliminates excess white space on the page and organizes the text in columns, substantially reducing transcript bulk. The compressed transcripts contain an index listing all of the words in the transcript, as well as where and how often the words appear, simplifying the summarizing of transcripts.

      Multimedia Technology Systems. This format allows text and video images to be shown concurrently on a single screen. The proceedings are taped on video while the court reporter records the proceedings on a stenotype machine connected to a computer equipped with the appropriate software. A videotape or CD ROM can later be accessed via video cassette recorder or computer, as appropriate.

     While the Company believes that the services it provides through these technologies are high quality, none of these services are unique in the industry or represent any significant investments that would act as a barrier to entry by competitors. Rather, the Company believes that its experience and expertise in the use of such technologies give it a competitive advantage over those court reporting firms that have not successfully integrated these technologies into the services they provide on a regular basis.

ACQUISITION STRATEGY

     The Company intends to continue expanding geographically by making initial acquisitions in new geographic markets of one or more court reporting companies that can operate effectively on a decentralized basis resulting in the creation of a new 'hub.' Subsequent to the establishment of a 'hub,' the Company intends to acquire additional court reporting agencies in that market. The Company believes that these 'spoke' acquisitions can be absorbed without significant increases in administrative costs. The Company's strategy is to become a national court reporting company by acquiring court reporting companies in both its present geographic markets and in other major metropolitan areas in the United States. The Company believes a national court reporting firm will be able to more effectively serve its clients. The highly fragmented nature of the court reporting industry provides substantial acquisition opportunities for the Company. With the advent of sophisticated and rapidly changing technologies, aggressive marketing and professional management, the Company believes that some small firms are unlikely to be able to make the necessary capital investments required to compete effectively against better-capitalized competitors. Through its utilization of the newest technologies and its ability to provide professional management, the Company will benefit from certain economies of scale in its operations and marketing by expanding in the New York City metropolitan and Southern California market places. Additionally, the Company believes that the efficiencies it has achieved in its present locations can be duplicated in other locations which may be acquired in the future. For example, the Company has developed a customized computer system to handle the scheduling of depositions and billing and accounting matters. This software will be used in managing the firms acquired by the Company without any corresponding material increases in operating costs. Additionally, the Company's training program for managers will enable the Company to efficiently streamline the operations of acquired businesses by reducing or eliminating administrative offices and certain staff positions of such acquired businesses.

     Pursuant to an Agreement of Merger, dated as of September 30, 1993 (the 'Merger Agreement'), by and among the Company, Esquire Communications Acquisition Corp., a wholly-owned subsidiary of the Company ('Acquisition Sub'), and David Feldman & Associates (U.S.A.), Ltd. ('DFA'), on September 30, 1993 DFA was merged into Acquisition Sub. As a result of the merger, DFA became a wholly-owned subsidiary of the Company. The purchase price paid by the Company pursuant to the Merger Agreement consisted of 549,900 unregistered shares of Common Stock of the Company, $1,500,000 in cash and a promissory note in the principal amount of $600,000. The promissory note is payable in 16 equal quarterly installments, commencing December 30, 1993, together with interest at the rate of 10% per annum.

     On June 22, 1994, the Company acquired all the outstanding stock of Sarnoff Deposition Service, Inc., a Southern California based court reporting company. The purchase price paid by the Company for SDS consisted of approximately $4,331,000 in cash, a promissory note in the principal amount of $1,500,000 and 750,000 unregistered shares of Common Stock of the Company. The promissory note is payable in 28 equal quarterly installments commencing September 1994, together with interest at the rate of 10% per annum.

     On January 27, 1995, the Company acquired substantially all the assets of Coleman, Haas, Martin & Schwab, Inc., a California based court reporting company. The purchase price paid by the Company for CHMS consisted of $400,000 in cash, promissory notes in the aggregate principal amount of $800,000 and 76,923 unregistered shares of Common Stock of the Company. Upon CHMS attaining specified revenues in 1995, the Company paid an additional $150,000 in cash. The principal amount of one of the promissory notes is subject to adjustment based on revenue levels attained by CHMS in 1995 and 1996. As the result, the principal balance increased by approximately $35,000 for the 1995 fiscal year and is estimated to increase for the 1996 fiscal year. The promissory notes are payable in equal monthly installments over a period of seven years, together with interest at the rate of 9% per annum.

     On July 26, 1996, the Company acquired the assets and liabilities of Kitlas, Dickman & Associates, a court reporting agency based in San Diego, California, which has an immaterial effect on the operating results of the Company.

     On October 28, 1996, the Company acquired the assets and liabilities of M&M Reporting Referral Service, Inc., a Southern California-based court reporting company. The purchase price consisted of $2,600,000 in cash, subordinated promissory notes in the aggregate principal amount of $2,712,700 and 132,258 unregistered shares of Common Stock. The principal amount of one of the notes and the cash portion of the purchase price are subject to revision based on the revenue derived from M&M's business for the twelve month period commencing November 1, 1996. The promissory notes are payable in equal quarterly installments over a period of five years, together with interest at the rate of 9% per annum.

     On November 15, 1996, the Company acquired the assets of Sherry Roe & Associates, Inc., a Washington, D.C. based court reporting company. On January 3, 1997, the Company acquired the assets of Nevill & Swinehart and Pelletier & Jones, both Southern-California based court reporting companies. The purchase price in such acquisitions consisted of $2,150,000 in cash, subordinated promissory notes in the aggregate principal amount of $1,155,000 and 171,748 unregistered shares of Common Stock. The principal amount of some of the notes and the cash portion of the purchase price are subject to revision based on the revenue derived from the acquired businesses subsequent to the closing. The promissory notes are payable over a period of six years, together with interest at the rate of 8% or 9% per annum.

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COMPETITIVE FACTORS

     Court reporting is an increasingly competitive industry, where firms must adapt to changing technology. The industry is characterized by low barriers to entry, resulting in a large number of small firms competing for available business. Most court reporting firms offer substantially the same type of services which the Company offers. However, larger firms can compete more effectively due to the economies of scale which can be achieved as a result of spreading the high cost of computer and video equipment and marketing efforts over a larger base. Additionally, large court reporting firms can use their sophisticated facilities and equipment for ancillary services requested by their clients. Although no statistics are available, the Company believes that there are only one or two court reporting firms that are truly national in scope; perhaps a dozen other firms are regional in scope. These firms may represent more competition for the Company than smaller, presumably less comprehensive firms.

     Various proposals are under consideration by the Federal Advisory Committee on Civil Rules, the Judicial Conference of the U.S. and the U.S. Supreme Court, among others, which may reduce or eliminate the use of court reporters. Such proposals include limitations on the number and length of pretrial depositions, requirements to use alternative dispute resolution methods and the substitution of audio- and/or video-tape recordings for stenographic transcription of proceedings. In addition, on an unofficial basis, certain industries have adopted alternative dispute resolution methods as standard industry practices. These or other trends could have a material adverse impact on the court reporting industry.

     Future technological innovations in the court reporting industry may create new services or products that are competitive with, superior to or render obsolete the services currently provided by the Company and other court reporting companies. There can be no assurance that the Company would not be adversely affected in the event of such technological innovation. In an attempt to keep abreast of the changing technology, the Company has aggressively sought to become a 'beta' site for the manufacturers of all types of industry hardware and software; the Company uses and evaluates new products for the manufacturers before the products are available to the general public. This policy has proven to be effective to date and will be aggressively continued. In addition, representatives of the Company attend trade shows and serve on various industry group committees.

CLIENTS AND MARKETING

     The Company's professional sales team helps create and implement its marketing efforts. Representatives of the Company attend and perform demonstrations at industry trade shows. The Company highlights its technological resources through advertisements in trade magazines and legal periodicals, and engages in direct mail advertising to lawyers. The Company attracts business through telemarketing, cold calling, recommendations and referrals, and participates in competitive bidding.

     The Company also attracts new business through contacts made as a result of its membership in the National Network Reporting Company ('NNRC'), a national network of approximately 53 large, reputable court reporting agencies set up to facilitate the exchange of ideas among agency owners. Membership in NNRC is limited to one court reporting firm in each major metropolitan area in the United States, Canada and the United Kingdom. The Company also has contractual relationships with deposition-setting services that refer work to the Company.

     In 1995, the Company formed Esq. Com CSD, Inc., as a wholly owned subsidiary, to market court reporting services to large insurance companies and corporations on a national basis.

     The Company's client base is composed primarily of law firms.

HUMAN RESOURCES

     The Company currently has 142 full-time employees and approximately 387 free-lance court reporters. The Company's court reporters are primarily independent contractors, each of whom owns a stenotype machine and many of whom own personal computers. The Company's ability to utilize the services of independent contractors has significant favorable consequences to the Company. As a result, the Company is able to minimize its fixed operating costs, while avoiding certain capital expenditures.

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
Although the Company does not have the same amount of control over an independent contractor as it does over an employee of the Company, the Company does not believe that this has had a negative impact on its business since the Company has been able to attract highly qualified professionals. The Company provides comprehensive training to its managers and has an internship program for its court reporters.

     ERC and DFA were signatories to a collective bargaining agreement with the Federation of Shorthand Reporters, which expired October 31, 1996. The Company has notified the union that it no longer will retain membership in the collective bargaining agreement. The Company's other employees and independent contractors are not represented by any union.

     The Company considers its relations with its employees and free-lance court reporters to be good.

PROPERTIES

     In May 1996, the Company moved into a new office space for its New York operations and, based on its current space requirements, plans to sublease its old office space which lease expires in February 2000. The Company leases approximately 11,500 square feet of office space at 216 East 45th Street, New York, New York for a term ending December 31, 2005. The annual rent for the premises is $138,000 for 1996, with annual increases thereafter. The Company also leases approximately 14,000 square feet of office space in Santa Ana, California for a term ending in June 1999, with a five year renewal option. The annual rental for these premises is approximately $264,000. The Company also leases approximately 8,100 square feet of office space in Los Angeles until July 1998 at an annual rental of approximately $133,000. The Company owns an office condominium consisting of approximately 1100 square feet of office space at 230 Hilton Avenue, Hempstead, New York.

LEGAL PROCEEDINGS

     The Company is not a party to any material pending legal proceedings.

RECENT EVENTS

     On October 23, 1996, the Company entered into a Purchase Agreement (the 'Purchase Agreement') pursuant to which the Company sold to Golder, Thoma, Cressey, Rauner Fund IV, L.P. ('GTCR') and Antares Leveraged Capital Corp. (collectively with GTCR, the 'Investors') 7,312.50 and 187.50 shares of Series A Preferred Stock, respectively, for an aggregate purchase price of $7,500,000. In addition, the Investors have the right from time to time within 21 months to acquire up to an additional 7,500 shares of Series A Preferred Stock at a price of $1,000 per share.

     The Series A Preferred Stock is convertible into Common Stock of the Company at a conversion price of $3.00 per share (subject to anti-dilution adjustments) and bears cumulative annual dividends at the rate of 6% ($60.00) per annum. The holders of Series A Preferred Stock have a liquidation preference of $1,000 per share, plus accrued dividends. Holders of Series A Preferred Stock have the right to vote together with the holders of Common Stock and are entitled to one vote for each whole share of Common Stock into which the Series A Preferred Stock is convertible (presently 333 1/3 votes per share). GTCR was granted various rights to ask for registration under the Securities Act of 1933 of any shares of Common Stock acquired by it upon conversion of the Series A Preferred Stock. Without the consent of the holders of a majority of the Series A Preferred Stock, the Company may not take various actions, including paying dividends on capital stock if there are any accrued but unpaid dividends on the Series A Preferred Stock, issuing any equity securities which are senior to or on a parity with the Series A Preferred Stock, merging with another entity, selling or otherwise disposing of all or substantially all its assets, or acquiring other entities. In addition, the Company may not issue in a private offering any equity securities without first offering the holders of Series A Preferred Stock the right to acquire their pro rata share.

     In connection with the Purchase Agreement, the Investors and Malcolm L. Elvey, Chairman of the Board and Chief Executive Officer of the Company, Cary A. Sarnoff, Vice Chairman of the Company, David J. Feldman, President of the Company, CMNY Capital L.P. and Allied Investment Corporation,

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Allied   Investment   Corporation   II  and   Allied   Capital   Corporation  II
(collectively, 'Allied') entered into a Stockholder's Agreement dated October 23, 1996 (the 'Stockholder's Agreement') pursuant to which (a) the parties agreed to  vote  their  shares  to  elect  as  directors  three  representatives
designated   by   Messrs.   Elvey,   Sarnoff   and   Feldman   (the  'Management
Stockholders'), two representatives designated by GTCR and two representatives jointly designated by GTCR and the Management Stockholders; provided, however, that if they are unable to agree on such joint designees within 90 days, then GTCR may elect the joint designees; (b) the Management Stockholders granted to the other stockholders rights of first refusal to acquire their shares if they desire to sell the same, subject to exceptions for public sales and for transfers to family members; and (c) if the Company's Board of Directors approves a sale of the Company's assets or capital stock (whether by merger or otherwise), each stockholder other than Allied and CMNY Capital L.P. agreed to consent to such transaction. The Stockholder's Agreement dated June 22, 1994 among the Company and the Management Stockholders was terminated. In addition, GKN Securities Corp. and Allied terminated their rights to designate directors of the Company.

     Effective October 23, 1996, Messrs. Howard Davidoff and Robert Wunder resigned as directors of the Company and Messrs. Bruce V. Rauner and Joseph P. Nolan, representatives of GTCR, were elected as directors of the Company. Messrs. Andrew Garvin and Mortimer Feinberg, directors of the Company, agreed to resign as directors at any time upon the request of GTCR.

     Effective October 23, 1996, the Company engaged KPMG Peat Marwick, LLP as its independent accountants to audit its financial statements in place of Freed Maxick Sachs & Murphy, P.C. (the 'Former Accountant'). The decision to change accountants was approved by the Board of Directors and the Audit Committee of the Company and was the result of the Company's belief that due to its increasing size and nationwide scope of operations, it needed a 'Big 6' accounting firm with nationwide operations to audit its financial statements. The Former Accountant's report on the financial statements of the Company for each of the past two years did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements of the type described in paragraph (a)(1)(iv) of Item 304 of Regulation S-K promulgated under the Securities Act ('Item 304 of Regulation S-K'), or any reportable event as described in paragraph (a)(1)(v), paragraph (a)(2) or paragraph (b) of Item 304 of Regulation S-K.

     On December 24, 1996, the Company entered into a Credit Agreement with Antares Leveraged Capital Corp. pursuant to which the Company may borrow from time to time under a revolving credit facility up to an aggregate amount of $20 million. The Credit Agreement, which is secured by substantially all the assets of the Company, restricts future indebtedness, investments, distributions, acquisitions or sale of assets and capital expenditures and also requires the maintenance of certain financial ratios and covenants. The initial borrowings under the Credit Agreement were used to repay all amounts outstanding under the Company's credit agreement with The Chase Manhattan Bank and $4.5 million of subordinated debentures due June 2001 and held by Allied.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

                                                                                                   DIRECTOR OR
          NAME             AGE                       POSITION WITH COMPANY                        OFFICER SINCE
------------------------   ---   --------------------------------------------------------------   -------------

Malcolm L. Elvey           55    Chairman of the Board, Chief Executive Officer, and Director          1993
Cary A. Sarnoff            49    Vice Chairman and Director                                            1994
David J. Feldman           57    President, Chief Operating Officer, and Director                      1993
Debra Neiderfer            39    Vice President                                                        1993
Paul Strohfus              44    Vice President                                                        1995
Vasan Thatham              38    Chief Financial Officer and Secretary                                 1994
Sandra Waite               37    Vice President                                                        1994
Mortimer R. Feinberg(1)    73    Director                                                              1993
Andrew P. Garvin(1)(2)     50    Director                                                              1993
Joseph P. Nolan(1)(2)      32    Director                                                              1996
Bruce V. Rauner            40    Director                                                              1996

------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

                            ------------------------

     Malcolm L. Elvey has served as Chairman of the Board of Directors and Chief Executive Officer of the Company, Pepper and ERC since their respective incorporations. Mr. Elvey is a Chartered Accountant and has a Master of Business Administration from the University of Cape Town. From 1985 through 1987, Mr. Elvey served as President and Chief Executive Officer of Pritchard Services, Ltd. where he was responsible for the home health care, hospital and building maintenance, security and food services subsidiaries, and served as a director of ADT Ltd. (formerly, the Hawley Group Ltd.), an international service company.

     Cary A. Sarnoff has served as Vice Chairman of the Company since November 1994. Mr. Sarnoff was President of Sarnoff Deposition Service, Inc. for more than five years prior thereto. Mr. Sarnoff formed in 1982 and owns CAT-Links, a litigation support software development company. Mr. Sarnoff has more than 25 years experience in the court reporting industry. He was a founding member of the NNRC and served as a member of the Board of Directors of the California Court Reporters Association.

     David J. Feldman has served as President, Chief Operating Officer and a director of the Company since September 1993. Mr. Feldman was President of David Feldman & Associates (U.S.A.) Ltd. for more than five years prior thereto. Mr. Feldman has more than thirty years experience in the court reporting industry, including serving as a court reporter for the Knapp Commission Hearings and the Nelson Rockefeller Commission on Critical Choices for America.

     Debra Neiderfer has served as Vice President of the Company since September 1993. From 1989 to September 1993, Ms. Neiderfer was employed as account executive and then vice president at David Feldman & Associates (U.S.A.) Ltd. From 1980 through 1987, Ms. Neiderfer served as marketing manager for Prentice Hall Law & Business.

     Paul Strohfus has served as Vice President of the Company since November 1995. From 1987 to 1995, Mr. Strohfus was employed by Firemans Fund Insurance Company in various capacities, with his last position having been assistant vice president of claims.

     Vasan Thatham has served as Chief Financial Officer and Secretary of the Company since 1994. In 1993, Mr. Thatham was controller of the IPC Franchising Corp. and from 1987 through 1992 was controller (and ultimately Chief Financial Officer) of Strings, Ltd., a specialty retail chain. From 1978 to

1987, Mr. Thatham held various positions with Ernst & Whinney in Kuwait and KPMG Peat Marwick in India. Mr. Thatham is a chartered accountant.

     Sandra Waite has served as Vice President of the Company since June 1994. She served as office manager of Sarnoff Deposition Service, Inc. from 1980 through 1989, as general manager from 1990 to 1994 and as vice president since June 1994.

     Mortimer R. Feinberg, Ph.D., has served as a director of the Company since its incorporation. He is the co-founder of BFS Psychological Associates, Inc., a human resources consulting firm, and has served as Chairman of its Board of Directors since 1960. Dr. Feinberg is Professor Emeritus, Baruch College, City University of New York and is a frequent contributor to the Wall Street Journal on human resources and other business topics.

     Andrew P. Garvin has served as a director of the Company since its incorporation. Mr. Garvin is the co-founder of FIND/SVP, a consulting, research and information gathering company, and has served as its Chief Executive Officer since 1969.

     Joseph P. Nolan has served as director of the Company since October 1996. Mr. Nolan is a principal and has been with Golder, Thoma, Cressey, Rauner, Inc., an affiliate of GTCR, since February 1994. From May 1990 to January 1994, Mr. Nolan was Vice President Corporate Finance at Dean Witter Reynolds Inc. Mr. Nolan is also a director of Lason Inc.

     Bruce V. Rauner has served as director of the Company since October 1996. Mr. Rauner is a principal and has been with Golder, Thoma, Cressey, Rauner, Inc. since 1981. Mr. Rauner is also a director of ERO, Inc., COREStaff, Inc., Coinmach Laundry Corporation, Lason Inc. and Polymer Group, Inc.

     On October 23, 1996, Messrs. Andrew Garvin and Mortimer Feinberg agreed to resign as directors at any time upon the request of GTCR. All other directors will hold office until the next annual meeting of stockholders and until the election and qualification of their successors, or until death, resignation or removal. Compensation for directors who are not officers of the Company is $1,250 per meeting. Officers serve at the discretion of the Board of Directors and under the terms of any employment agreement which may exist.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and holders of more than ten percent are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the year ended December 31, 1995, its executive officers, directors and holders of more than ten percent complied with all applicable Section 16(a) filing requirements, with the following exception. Mr. Paul Strohfus, a Vice President of the Company, was one day late in filing his initial Form 3 reporting on his election as an officer of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid by the Company or accrued for services rendered in all capacities during the fiscal year ended December 31, 1995, to the Company's Chief Executive Officer and to each of the other most highly compensated executive officers of the Company whose aggregate cash compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                                -----------------------------------
                                                                                  AWARDS
                                              ANNUAL COMPENSATION               ----------           PAYOUTS
                                     --------------------------------------     RESTRICTED     --------------------
                                                               OTHER ANNUAL       STOCK        OPTIONS/      LTIP
   NAME AND PRINCIPAL                 SALARY       BONUS       COMPENSATION       AWARDS        SARS       PAYMENTS
        POSITION            YEAR        $            $             ($)             ($)           (#)         (#)
------------------------    ----     --------     --------     ------------     ----------     -------     --------

Malcolm L. Elvey .......    1995     $166,431                                                  125,000
  Chairman &                1994      185,175
  Chief Executive           1993      165,000
  Officer
David J. Feldman .......    1995      161,335     $238,543                                      75,000
  President                 1994      180,000      188,575
                            1993(2)    45,000       47,512
Cary A. Sarnoff, .......    1995      160,629
  Vice Chairman             1994(3)    90,000
Debra Neiderfer ........    1995       82,660       18,650                                      25,000
  Vice President            1994       80,000        7,448                                      25,000
                            1993(2)    20,000        1,307

                             ALL OTHER
   NAME AND PRINCIPAL     COMPENSATION(1)
        POSITION                ($)
------------------------  ---------------
Malcolm L. Elvey .......      $ 9,375
  Chairman &
  Chief Executive
  Officer
David J. Feldman .......
  President
Cary A. Sarnoff, .......
  Vice Chairman
Debra Neiderfer ........
  Vice President

------------

(1) Consideration paid for the guarantee of certain bank debt.

(2) Represents compensation for the partial year from September 30, 1993.

(3) Represents compensation for the partial year from June 22, 1994.

EMPLOYMENT AND RELATED AGREEMENTS

     Malcolm L. Elvey is employed under an employment agreement which expires May 1988 and is automatically renewable on a year-by-year basis unless terminated by either party upon at least 60 days notice prior to the renewal date. Mr. Elvey receives an annual salary of $194,595, which is subject to cost of living increases. Mr. Elvey is also entitled to an annual bonus ranging from 3% based on pre-tax earnings of the Company in excess of $750,000 to 15% based on pre-tax earnings of the Company in excess of $2,500,000; provided, however, that the bonus will not exceed 100% of Mr. Elvey's annual salary. These pre-tax earnings levels are increased in the event the Company consummates any acquisitions. In addition, Mr. Elvey has agreed not to compete with the Company for a period of two years following the termination of his employment with the Company. The Company maintains and is the beneficiary of key-man life insurance in the amount of $1,000,000 on the life of Mr. Elvey.

     In connection with the acquisition of SDS, on June 22, 1994, the Company entered into an employment agreement with Cary A. Sarnoff pursuant to which Mr. Sarnoff is employed as Vice Chairman of the Company. The agreement expires four years from the date thereof and is automatically renewed on a year-by-year basis unless terminated by either party upon at least 60 days prior notice. Mr. Sarnoff receives an annual salary at the rate of $186,455, which is subject to cost of living increases. Mr. Sarnoff has agreed not to compete with the Company for a period of two years following the termination of his employment with the Company.

     In connection with the acquisition of DFA, on September 30, 1993, the Company entered into an employment agreement with David Feldman pursuant to which Mr. Feldman is employed as President and Chief Operating Officer of the Company. The agreement expires four years from the date thereof and is automatically renewed on a year-by-year basis unless terminated by either party upon at least 60 days notice prior to the renewal date. Mr. Feldman receives an annual salary at the rate of $188,927, which is subject to cost of living increases. Mr. Feldman is also entitled to an annual bonus of 4.25% of total annual revenues of the Company in excess of $4,200,000 and 5% of total annual revenues of the Company in excess of $9,000,000. During the first two years, Mr. Feldman is entitled to a minimum bonus of $175,000 per year and during the third and fourth years is entitled to a minimum bonus of $225,000 per year. The revenue hurdle levels will be increased in the event the Company consummates any acquisitions. Upon the termination of Mr. Feldman's employment (except if such termination results from his death, disability or for cause), the Company will continue to pay Mr. Feldman his annual salary for the balance of the term of the agreement and for a period of six months thereafter. Mr. Feldman has agreed not to compete with the Company for a period of one year following the termination of his employment with the Company.

     During 1995, Messrs. Elvey, Feldman and Sarnoff voluntarily reduced their annual salaries by approximately $25,000 each.

STOCK OPTION PLAN

     In February, 1993, the Board of Directors of the Company adopted the 1993 Stock Option Plan (the 'Plan'), which was approved by all stockholders of the Company. The Plan was amended to increase the number of options which may be granted thereunder from 450,000 to 600,000 shares of Common Stock. Incentive stock options, intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options may be granted under the Plan.

     The Plan is administered by the compensation committee of the Board of Directors, which may grant options to key employees, directors, consultants and independent contractors to the Company. The term of each option may not exceed ten years from the date of grant. The exercise price of an option may not be less than 100% of the fair market value of a share of Common Stock. The options vest over a three-year period, commencing one year following their issuance.

     No stock options were granted in 1995 to any of the executive officers named in the Summary Compensation Table. In December 1996, options to purchase 50,000 shares of Common Stock at an exercise price of $3.00 per share were granted to each of Messrs. Elvey, Sarnoff and Feldman.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECTS OF THE EXCHANGE OFFER

     The Exchange Offer is intended to extinguish the Warrants through the issuance of Common Stock to reduce the future potential dilutive impact on the Company's earnings per share of Common Stock that would be caused by exercise of the Warrants. In the absence of the Exchange Offer, 1,702,251 shares of Common Stock could be issued if all of the currently outstanding Warrants held by the Warrantholders were exercised. Assuming 100% participation in the Exchange Offer, 340,450 shares of Common Stock will be issued upon consummation of the Exchange Offer.

DESCRIPTION OF THE WARRANTS

     The Warrants were issued in registered form pursuant to an agreement, dated May 18, 1993 (the 'Warrant Agreement'), between the Company and Continental Stock Transfer & Trust Company (the 'Warrant Agent'). The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     One Warrant represents the right of the registered Warrantholder to purchase one share of Common Stock at an exercise price of $4.50 per share, subject to adjustment (the 'Exercise Price'), from May 18, 1994 until May 18, 1998 (the 'Warrant Expiration Date'). The Exercise Price and the number of shares of Common Stock issuable upon the exercise of the Warrants are subject to adjustment in certain circumstances, including a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

     At any time commencing on May 18, 1994 and prior to the close of business on the Warrant Expiration Date (on which date the Warrants become wholly void and of no value), the Warrants, unless previously redeemed, or exchanged pursuant to the Exchange Offer, may be exercised at the office of the Warrant Agent. No holder of Warrants shall be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until such Warrants have been duly exercised and the Exercise Price has been paid in full or exchanged pursuant to the Exchange Offer.

     Under the provisions of the Warrant Agreement, the Company has the right at any time after May 18, 1994, to redeem the Warrants in whole or in part at a price of $.01 each, by written notice mailed not less than 30 days prior to the redemption date to each Warrantholder at his address as it appears on the books of the Warrant Agent. Such notice shall be given only within three days following any period of

20 consecutive trading days during which the last sale price for the shares of Common Stock exceeds 150% of the then-effective exercise price of the Warrants to be redeemed. If the Warrants are called for redemption, they must be exercised prior to the close of business on the date of any such redemption or the right to purchase the applicable shares of Common Stock is forfeited.

EFFECT OF THE EXCHANGE OFFER ON THE WARRANTHOLDERS

     Upon acceptance of the tendered Warrants by the Company, the Warrantholders will receive one share of Common Stock for each five Warrants tendered. Warrantholders who do not participate in the Exchange Offer will retain the right to purchase one share of Common Stock at an exercise price of $4.50 per Warrant, which price will remain subject to the adjustment provisions of the Warrant Agreement. The Warrants are subject to redemption by the Company under certain circumstances. See ' -- Description of the Warrants.' To the extent Warrantholders participate in the Exchange Offer, the trading market for, and liquidity of, the Warrants which remain outstanding, if any, could be reduced. In addition, such Warrants may no longer be traded on either the Boston Stock Exchange or the Nasdaq Stock Market and may no longer be registered securities pursuant to the Exchange Act.

TERMS OF THE EXCHANGE OFFER

     The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (the 'Letter of Transmittal'), to exchange one share of Common Stock for each five Warrants tendered.

     The Company will accept any Warrants validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Warrants which are not accepted for exchange will be returned as promptly as practicable after the Expiration Date. Warrantholders may tender all or a portion of their Warrants pursuant to the Exchange Offer.

     If the Company should increase or decrease the number of shares of Common Stock offered in exchange for the Warrants in the Exchange Offer, such changed consideration would be paid with regard to all Warrants accepted in the Exchange Offer. If the consideration is so changed, the Exchange Offer will remain open at least ten business days from the date the Company first gives notice, by public announcement or otherwise, of such increase or decrease.

     As of January 2, 1997, 1,702,251 Warrants were outstanding and there were approximately 43 registered Warrantholders. Only a registered holder of Warrants (or such Warrantholder's legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining registered Warrantholders entitled to participate in the Exchange Offer. The Company believes that, as of the date of this Prospectus, none of such holders is an affiliate (as defined in Rule 405 under the Securities Act) of the Company, except that Cary A. Sarnoff owns 3,000 Warrants. Mr. Sarnoff has indicated that he will exchange his Warrants pursuant to the Exchange Offer.

     Warrantholders do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Warrant Agreement in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

     The Company shall be deemed to have accepted validly tendered Warrants when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for tendering Warrantholders for the purposes of receiving the Common Stock from the Company.

     If any tendered Warrants are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Warrants will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Tendering Warrantholders will not be required to pay brokerage commissions or fees with respect to the exchange of Warrants for Common Stock pursuant to the Exchange Offer. The Company will pay all charges and expenses in connection with the Exchange Offer. The Company will also pay all transfer taxes, if any, applicable to the transfer and exchange of Warrants to it or its order pursuant to the Exchange Offer. If, however, Warrants not exchanged are to be delivered to, or are to be issued in the name of, any person other than the registered Warantholder, or if tendered Warrants are recorded in the name of any person other than the person signing the Letter of Transmittal, then the amount of such transfer taxes (whether imposed on the registered Warrantholder or any other person) will by payable by the tendering Warrantholder. See ' -- Transfer Taxes.'

     Although the Company has no plan or intention to do so, it reserves the right in its sole discretion to purchase or make offers for any Warrants that remain outstanding after the consummation of the Exchange Offer. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

IPO UNIT OPTIONS

     In connection with the Company's initial public offering, the Company sold to the underwriters thereof, GKN Securities Corp. and Royce Investment Group, Inc. (collectively, the 'Underwriters'), for nominal consideration, the right to purchase up to an aggregate of 125,000 units (the 'IPO Unit Options') initially entitling the Underwriters to acquire (a) 125,000 warrants (the 'IPO Warrants') and/or (b) 125,000 shares of Common Stock. The IPO Warrants and the Common Stock issuable upon exercise of the IPO Unit Options are identical to the Warrants and to the Common Stock issuable in exchange for the Warrants pursuant to the terms of the Exchange Offer except that the IPO Warrants cannot be redeemed. The IPO Unit Options are exercisable at $2.64 per share of Common Stock and $.06 per IPO Warrant until May 18, 1998. The IPO Unit Options contain anti-dilution provisions providing for adjustment of these exercise prices upon the occurrence of certain events, including the issuance of shares of Common Stock at a price per share less than the exercise price or the market price of the Common Stock, or in the event of any recapitalization, reclassification, stock dividend, stock split, stock combination, or similar transaction. As the result of these anti-dilution provisions, the Underwriters presently are entitled to acquire 264,751 warrants and 264,751 shares of Common Stock. The IPO Unit Options grant to the Underwriters certain 'piggyback' and demand rights for periods of seven and five years respectively, commencing May 18, 1993, with respect to the registration under the Securities Act of the securities directly or indirectly issuable upon exercise of the IPO Unit Options. Although they have agreed to exchange the portion of the IPO Unit Options representing the right to purchase warrants for 264,751 shares of Common Stock held by them, the Underwriters have not agreed to exchange the IPO Unit Options to purchase shares of Common Stock.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The  term 'Expiration Date'  shall mean 5:00  p.m., New York  City time, on
            , 1997 (20 business days from the date of this Prospectus), unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term 'Expiration Date' shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the rights in its sole discretion, (i) to delay accepting any Warrants, (ii) to extend the Exchange Offer, (iii) if any of the conditions set forth below under 'Conditions of the Exchange Offer' shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered Warrantholders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Warrantholders, if the Exchange Offer would otherwise expire during such five to ten business day period. If the Company amends the terms of the Exchange Offer to improve the consideration for the Warrants, the Company will give such improved consideration to all tendering Warrrantholders, including Warrantholders who have previously tendered Warrants.

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall not have an obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely public disclosure.

PROCEDURE FOR TENDERING WARRANTS

     The tender by a Warrantholder as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Warrantholder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Warrantholder who wishes to tender Warrants for exchange pursuant to the Exchange Offer must transmit such Warrants, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth herein on or prior to 5:00 p.m., New York City time, on the Expiration Date.

     THE METHOD OF DELIVERY OF WARRANTS, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE WARRANTHOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     A signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, need not be guaranteed if the Warrants surrendered for exchange pursuant thereto (i) are tendered by a registered Warrantholder of the Warrants who has not completed either the box entitled 'Special Exchange Instructions' or the box entitled 'Special Delivery Instructions' on the Letter of Transmittal or
(ii) are tendered by an Eligible Institution (as defined below). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or is otherwise an 'eligible guarantor institution' within the meaning of Rule l7Ad-l5 under the Exchange Act (collectively, 'Eligible Institutions'). If Warrants are registered in the name of a person other than a signer of the Letter of Transmittal, the Warrants surrendered for exchange must either (i) be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution or (ii) be accompanied by a stock power, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Warrantholder, with the signature thereon guaranteed by an Eligible Institution. The term 'registered Warrantholders' as used herein with respect to the Warrants means any person in whose name the Warrants are registered on the books of the registrar for the Warrants.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Warrants tendered for exchange will be determined by the Company in its sole, reasonable discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Warrants not properly tendered or to reject any particular Warrants which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Warrants either before or after the Expiration Date. The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Warrants for exchange must be cured within such reasonable period of time as the Company shall determine. The
Company will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Warrants for exchange but shall not incur any liability for failure to give such notification. Tenders of the Warrants will not be deemed to have been made until such irregularities have been cured or waived.

     If any Letter of Transmittal, endorsement, stock power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in- fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of such person's authority to so act must be submitted.

     Any beneficial owner whose Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Warrants in the Exchange Offer should contact such registered Warrantholder promptly and instruct such registered Warrantholder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender directly, such beneficial owner must, prior to completing and executing the Letter of Transmittal and tendering Warrants, make appropriate arrangements to register ownership of the Warrants in such beneficial owner's name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

GUARANTEED DELIVERY PROCEDURES

     Warrantholders who wish to tender their Warrants but whose Warrants are not immediately available or who cannot deliver their Warrants and Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Warrants according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such Warrantholder, (ii) prior to the Expiration Date, the Exchange Agent must have received from the Warrantholder and the Eligible Institution a properly completed and duly executed Letter of Transmittal and a Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Warrantholder, the certificate number or numbers of the tendered Warrants, stating that the tender is being made thereby and guaranteeing that, within four business days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Warrants and any other required documents will be deposited by the Eligible Institution with the Exchange Agent, and (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Warrants in proper form for transfer must be received by the Exchange Agent within four business days after the Expiration Date. Any Warrantholder who wishes to tender Warrants pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Warrants prior to 5:00 p.m., New York City time, on the Expiration Date. Failure to complete the guaranteed delivery outlined above will not, of itself, effect the validity or effect a revocation of any Letter of Transmittal properly completed if executed by a holder who attempted to use the guaranteed delivery process.

ASSISTANCE

     All tendered Warrants, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of this Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

By Registered or Certified Mail:

CONTINENTAL STOCK TRANSFER
& TRUST COMPANY
2 Broadway
New York, New York 10004
Attention: Reorganization Dept.

By Facsimile:
(212) 509-5150
Confirmed by Telephone
(212) 509-4000, ext. 226
(Originals of all documents submitted by facsimile should be sent promptly by hand, overnight courier, or registered or certified mail.)

ACCEPTANCE OF WARRANTS FOR EXCHANGE

     Upon satisfaction or waiver of all conditions to the Exchange Offer, the Company will promptly accept all Warrants properly tendered, and will immediately thereafter issue the appropriate number of corresponding shares of Common Stock to eligible Warrantholders. For purposes of the Exchange Offer, the Company shall be deemed to have accepted Warrants that are tendered for exchange when, and if, the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuances of Common Stock for Warrants that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Warrants, a properly completed and duly executed Letter of Transmittal, and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Warrants are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Warrant certificates are submitted for a greater number than the holder desires to exchange, such unaccepted or nonexchanged Warrants or substitute Warrants evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

     Tenders of the Warrants may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date and unless theretofore accepted for exchange by the Company, may also be withdrawn after 5:00 p.m., New York City
time, on             1997.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address set forth herein. Any such notice of withdrawal must (i) specify the name of the person having deposited the Warrants to be withdrawn ('Depositor'), (ii) identify the Warrants to be withdrawn (including the Warrant certificate number or numbers and number of Warrants), and (iii) be signed in the same manner required for the Letter of Transmittal by which such Warrants were tendered. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. The Warrants so withdrawn, if any, will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Warrants which have been tendered for exchange but which are withdrawn will be returned to the Warrantholder without cost to such Warrantholder as soon as practicable after withdrawal. Warrants properly withdrawn may be re-tendered by following the procedures described under ' -- Procedure for Tendering Warrants' at any time on or prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue the Common Stock in exchange for, any Warrants and may terminate or amend the Exchange Offer if, any time before the acceptance of the Warrants for exchange or the exchange of the Common Stock for the Warrants, any of the following events shall occur, which occurrence, in the sole judgment of the Company and regardless of the circumstances (including any action by the Company) giving rise to any such events, makes it inadvisable to proceed with the Exchange Offer:

          (i) there shall be threatened, instituted, or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (a) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (b) resulting in a material delay in the ability of the Company to accept for exchange some or all of the Warrants pursuant to the Exchange Offer, or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any domestic or foreign government or governmental authority that, in the reasonable judgment of the Company, might directly or indirectly result in any of the consequences referred to in clauses (a) or (b) above, or would otherwise in the reasonable judgment of the Company make it inadvisable to proceed with the Exchange Offer; provided, however, that the Company will use reasonable efforts to modify or amend the Exchange Offer or to take such other reasonable steps as to make the provisions of this section inapplicable;

          (ii) there shall have occurred (a) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (b) a commencement of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof;

          (iii) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operation or prospects of the Company that, in the reasonable judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have adverse significance with respect to the value of the Warrants or the Common Stock; or

          (iv) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Warrants and return all tendered Warrants to the tendering holders, (ii) extend the Exchange Offer and retain all Warrants tendered prior to the Expiration Date, subject, however, to the rights of holders to withdraw such Warrants (see ' -- Withdrawal
Rights'), or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Warrants which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Warrantholders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Warrantholders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     The Company expects that the foregoing conditions will be satisfied. The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding upon all parties.

FRACTIONAL SHARES

     No fractional shares of Common Stock will be issued as a result of the Exchange Offer. Each holder of a fractional interest in shares of the Company's Common Stock will be entitled to receive a cash payment in lieu of such fractional amount based on the current market price of a share of Common Stock. The current market price will be determined as follows: (i) if the shares of the Company's Common Stock are listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq Stock Market or Boston Stock Exchange, the current market price shall be the last reported sale price of the shares of the Company's Common Stock on the last business day prior to the date of exchange or, if no such sale is made on such day, the average of the closing bid and asked prices for such day; or (ii) if not so listed or admitted for trading, the current market price, if the shares of Common Stock are not so listed or admitted to trading and bid and asked prices are not so reported, the current value shall be an amount determined in a reasonable manner by the Board of Directors of the Company.

     As soon as practicable after the determination of the amount of cash, if any, to be paid to the holder of shares of Common Stock with respect to any fractional share interests, the Exchange Agent shall distribute in cash the amount payable to such fractional holder.

SOLICITATION OF WARRANTHOLDERS

     The Company and the Underwriters have entered into an agreement pursuant to which the Underwriters shall solicit Warrantholders in connection with the Exchange Offer and shall receive from the Company a fee of $.05 for each Warrant tendered and accepted by the Company in the Exchange Offer. The Underwriters shall also be reimbursed by the Company for all of their reasonable out-of-pocket expenses in connection with such solicitation.

     Other than the fee to be paid to the Underwriters, the Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokers, dealers and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of the Warrants, and in handling or forwarding tenders for their customers.

     The cash expenses to be incurred by the Company in connection with the Exchange Offer are estimated to be approximately $200,000, which include registration fees, listing fees, solicitation fees to the Underwriters, accounting, legal and printing fees, and associated expenses.

TRANSFER TAXES

     The Company will pay all transfer taxes, if any, applicable to the exchange of Warrants pursuant to the Exchange Offer. If, however, tendered Warrants are registered in the name of any person other than the person signing the Letter of Transmittal or if a transfer tax is imposed for any reason other than the exchange of Warrants pursuant to the Exchange Offer, the amount of any such transfer tax (whether imposed on the registered Warrantholder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted, the amount of such transfer tax will be billed directly to such tendering holder.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     THE FOLLOWING DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER AND DOES NOT CONSIDER ALL POTENTIAL TAX EFFECTS OF THE EXCHANGE OFFER OR THE TAX CONSEQUENCES TO A PARTICULAR WARRANTHOLDER IN LIGHT OF SUCH WARRANTHOLDER'S PERSONAL CIRCUMSTANCES. THIS DISCUSSION ALSO DOES NOT ADDRESS THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO WARRANTHOLDERS (AND UNDERLYING COMMON STOCK) NOT HELD AS CAPITAL ASSETS OR TO WARRANTHOLDERS SUBJECT TO SPECIAL TREATMENT, SUCH AS NON-U.S. PERSONS, DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, WARRANTHOLDERS OWNING AT LEAST 10% OF THE VOTING POWER OF THE COMPANY AND WARRANTHOLDERS WHO ACQUIRED THEIR INTERESTS PURSUANT TO THE EXERCISE OF OPTIONS OR SIMILAR DERIVATIVE SECURITIES OR OTHERWISE AS COMPENSATION, NOR PROVIDE AN ANALYSIS OF ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY, OR FOREIGN JURISDICTION. THIS DISCUSSION IS BASED ON CURRENT PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE 'CODE'), CURRENT AND PROPOSED TREASURY REGULATIONS PROMULGATED THEREUNDER, AND ADMINISTRATIVE AND JUDICIAL DECISIONS AS OF THE DATE HEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. ACCORDINGLY, WAR-

RANTHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OFFER TO THEM.

     The exchange of Warrants for shares of Common Stock will result in the following federal income tax consequences to participating Warrantholders:

          1. A participating Warrantholder will recognize gain or loss equal to the excess of (a) the sum of the fair market value of the shares of Common Stock received in the Exchange Offer and any cash received in lieu of a fractional share of Common Stock over (b) the participating Warrantholder's tax basis in the Warrants exchanged therefor;

          2. Such gain or loss will be capital gain or loss if the Warrants were capital assets in the hands of a participating Warrantholder;

          3. The tax basis of the shares of Common Stock received in the Exchange Offer will be equal to the fair market value of such shares of Common Stock received in the Exchange Offer; and

          4. The holding period for the shares of Common Stock received in the Exchange Offer will commence on the day following the consummation of the Exchange Offer if the shares of Common Stock are capital assets in the hands of a participating Warrantholder.

THE EXCHANGE AGENT

     Continental Stock Transfer & Trust Company has been appointed as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the Letters of Transmittal should be addressed to the Exchange Agent, as follows:

                   Continental Stock Transfer & Trust Company
                                   2 Broadway
                            New York, New York 10004

WARRANT TRANSFER AGENT

     The Warrants are issued in registered form under a Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent.

                           DESCRIPTION OF SECURITIES

     The total authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share (the 'Preferred Stock'). The following descriptions of the capital stock are qualified in all respects by reference to the Certificate of Incorporation and By-laws of the Company.

COMMON STOCK

     The holders of Common stock elect all directors and are entitled to one vote for each share held of record. All holders of shares of Common Stock will participate equally in dividends, when, as and if declared by the Board of Directors, and in net assets on liquidation. All shares of Common Stock presently outstanding are, and the shares of Common Stock issuable upon exchange of the Warrants will be, duly authorized, validly issued, fully paid and non-assessable. The shares of Common Stock have no preference, conversion, exchange, preemptive or cumulative voting rights.

PREFERRED STOCK

     The Company is authorized to issue shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue shares of Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the shares of

Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. On October 23, 1996, the Company issued 7,500 shares of Series A Preferred Stock. See 'Business -- Recent Events.'

                                 LEGAL MATTERS

     Certain legal matters, including the legality of the issuance of the shares of Common Stock in exchange for the Warrants, are being passed upon for the Company by Stroock & Stroock & Lavan, 7 Hanover Square, New York, New York 10004.

                                    EXPERTS

     The audited Consolidated Financial Statements included in this Prospectus have been included herein in reliance on the report of Freed Maxick Sachs & Murphy, P.C., independent certified public accountants, 800 Liberty Building, Buffalo, New York, 14202, for the periods indicated, given on the authority of that firm as experts in auditing and accounting.

                          ESQUIRE COMMUNICATIONS LTD.
                    PRO FORMA COMBINED FINANCIAL INFORMATION
                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

                          ESQUIRE COMMUNICATIONS LTD.
                    PRO FORMA COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)

BASIS OF COMBINATION -- PRO FORMA

     The accompanying pro forma combined statements of operations have been derived from Esquire Communications Ltd's ('ESQ.COM') statements of operations for year ended December 31, 1995 and the nine-month period ended September 30, 1996. Adjustments have been made to such information to give effect to the following transactions and events as if each had occurred as of the beginning of the period covered by these pro forma combined statements of operations:

          A. ESQ.COM's acquisition of M&M Reporting Referral Service, Inc. ('M&M') on October 28, 1996.

          B. ESQ.COM's acquisition of Sherry Roe & Associates in November 1996, Pelletier & Jones in January 1997 and Nevill & Swinehart in January 1997 ('1996 Acquisitions').

          C. ESQ.COM's private placement of Series A Convertible Preferred Stock which closed on October 23, 1996.

          D. ESQ.COM's purchase in November 1996, of 433,500 shares of its outstanding common stock.

          E. ESQ.COM's Revolving Loan Credit Agreement ('Senior Line') with Antares Leveraged Capital Corporation in December 1996 pursuant to which the Company may borrow from time to time up to an aggregate principal amount of $20 million.

          F. This exchange offering pursuant to which the Company will issue 340,450 shares of common stock in exchange for 1,702,251 warrants to acquire common stock.

     The accompanying unaudited pro forma combined balance sheet gives effect to the above transactions as if all of such events occurred on September 30, 1996.

     The pro forma combined statements of operations and pro forma combined balance sheet have been adjusted on a pro forma basis for the above transactions and assumptions (pro forma adjustments) discussed in the accompanying notes.

     The accompanying pro forma financial information does not purport to represent what ESQ.COM's results of operations or financial condition would have been had such transactions in fact occurred at the beginning of the periods presented nor to project ESQ.COM's results of operations or financial position in or for any future periods.

                          ESQUIRE COMMUNICATIONS LTD.
                        PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1996

                                                           HISTORICAL
                                                 -------------------------------                     PRO FORMA
                                                  ESQ.                  1996          ---------------------------------------
                                                   COM      M&M     ACQUISITIONS      ADJUSTMENTS      ADJUSTMENTS   COMBINED
                                                 -------   ------   ------------      -----------      -----------   --------
                                                                       (IN THOUSANDS EXCEPT SHARE DATA)
                                                                                 (UNAUDITED)

                    ASSETS
Current Assets:
     Cash......................................  $   22    $  183      $  206(2&3)      ($5,818)(1&4)    $ 5,691     $   284
     Accounts receivable, less allowance.......   4,743       841         808(3)           (308)                       6,084
     Prepaid and other current assets..........     289        23          28(3)            (51)                         289
                                                 -------   ------   ------------      -----------      -----------   --------
               Total current assets............   5,054     1,047       1,042            (6,177)           5,691       6,657
Property and equipment, net....................   1,709        73         140                                          1,922
Other assets:
     Costs in excess of fair value of net
       tangible assets of acquired businesses,
       net.....................................  13,128                      (2)          9,188                       22,316
     Other assets, net.........................     985         7          90(3)            (97)(1)          104       1,089
                                                 -------   ------   ------------      -----------      -----------   --------
                                                 14,113         7          90             9,091              104      23,405
                                                 -------   ------   ------------      -----------      -----------   --------
                                                 $20,876   $1,127      $1,272           $ 2,914          $ 5,795     $31,984
                                                 -------   ------   ------------      -----------      -----------   --------
                                                 -------   ------   ------------      -----------      -----------   --------

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable..........................  $1,161    $  150      $  273                                        $ 1,584
     Accrued expenses and other current
       liabilities.............................     667       138          43(3)        $  (157)         $   (98)        593
     Current portion of long term debt.........   4,632         4            (2)            881(1)        (3,659)      1,858
                                                 -------   ------   ------------      -----------      -----------   --------
          Total current liabilities............   6,460       292         316               724           (3,757)      4,035
Long-term debt.................................   6,789        18         148(2)          3,099(1)         4,500      14,554
Other liabilities..............................     293                                                                  293
Stockholders' equity:
     Preferred stock -- $.01 par value, 7,500
       issued, liquidation preference
       $7,500,000..............................                                                (1)         6,700       6,700
     Common stock..............................      41        22          14(2&3)          (33)(1&4)          3          47
     Additional paid-in capital................   7,703                      (2)            713(1&4)        (202)      8,214
     Treasury stock............................              (265)           (3)            265(1)        (1,301)     (1,301)
     Retained earnings (deficit)...............    (410 )   1,060         794(3)         (1,854)            (148)       (558)
                                                 -------   ------   ------------      -----------      -----------   --------
                                                  7,334       817         808              (909)           5,052      13,102
                                                 -------   ------   ------------      -----------      -----------   --------
                                                 $20,876   $1,127      $1,272           $ 2,914          $ 5,795     $31,984
                                                 -------   ------   ------------      -----------      -----------   --------
                                                 -------   ------   ------------      -----------      -----------   --------

                          ESQUIRE COMMUNICATIONS LTD.
                   NOTES TO PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996
                                  (UNAUDITED)

     The pro forma balance sheet adjustments include those necessary to record ESQ.COM's acquisition of M&M and 1996 Acquisitions (including related adjustments required under purchase accounting), the receipt and use of proceeds from the private placement, the purchase of ESQ.COM's outstanding stock, borrowing and use of the proceeds from the Senior Line and the proposed exchange offer.

PRO FORMA ADJUSTMENTS

     (1) To record:

          (a) the net proceeds from the private placement of $6.7 million (Gross $7.5 million and estimated related cost of $.8 million).

          (b) the use of $1.3 million to purchase 433,500 shares of the Company's outstanding stock at $3.00 per share.

          (c) the assumed borrowing of $9 million from the Senior Line and use of approximately $7.4 million to repay borrowings existing on September 30, 1996.

          (d) the additional deferred financing cost related to the Senior Line and write off of unamortized deferred financing cost related to debt repaid out of the proceeds of the Senior Line.

     (2) To  record the  acquisition of  M&M and  the 1996  Acquisitions for  an
aggregate   consideration,   inclusive   of  estimated   associated   costs,  of
approximately $10.2 million consisting of 304,006 shares of common stock of ESQ.COM (with a recorded value of $716,000), cash of $5.4 million and subordinated promissory notes in the aggregate amount of $4 million. Approximately $9.2 million of such preliminary purchase price has been allocated to goodwill.

     (3) To eliminate the equity accounts of M&M and 1996 Acquisitions and adjust for assets and liabilities of those companies that were not acquired.

     (4) To record the effect of the proposed exchange offer.

                          ESQUIRE COMMUNICATIONS LTD.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                               HISTORICAL
                                                     -------------------------------            PRO FORMA
                                                                            1996          ----------------------
                                                     ESQ.COM    M&M     ACQUISITIONS      ADJUSTMENTS   COMBINED
                                                     -------   ------   ------------      -----------   --------
                                                                (IN THOUSANDS EXCEPT PER SHARE DATA)
                                                                             (UNAUDITED)

Revenues........................................... $20,692    $5,081      $5,780           $           $31,553
Costs and expenses:
     Operating expenses............................  11,660     3,019       3,816                        18,495
     General and administrative expenses...........   6,120     1,307       1,915(5)         (1,377)      7,965
     Depreciation and amortization.................   1,025        19          83(5)            398       1,525
                                                     -------   ------   ------------      -----------   --------
                                                     18,805     4,345       5,814              (979)     27,985
                                                     -------   ------   ------------      -----------   --------
Income from operations.............................   1,887       736         (34)              979       3,568
Other income (expense)
     Interest expense..............................  (1,069)                  (52)(5)          (361)     (1,482)
     Interest and other income.....................      10        32         (43)(5)            12          11
                                                     -------   ------   ------------      -----------   --------
                                                     (1,059)       32         (95)             (349)     (1,471)
                                                     -------   ------   ------------      -----------   --------
Income before provision for income taxes and
  extraordinary item...............................     828       768        (129)              630       2,097
Provision for taxes................................     549                   (49)(5)           557       1,057
                                                     -------   ------   ------------      -----------   --------
Income before extraordinary item...................     279       768         (80)               73       1,040
                                                     -------   ------   ------------      -----------   --------
Extraordinary loss (net of tax benefit) --
  write-off of deferred financing cost.............                              (5)            239         239
                                                     -------   ------   ------------      -----------   --------
Net income (loss)..................................  $  279    $  768      ($  80)          ($  166)    $   801
                                                     -------   ------   ------------      -----------   --------
                                                     -------   ------   ------------      -----------   --------
Preferred dividend requirements....................                              (5)            450         450
                                                     -------   ------   ------------      -----------   --------
Net income applicable to common stockholders.......  $  279    $  768      ($  80)          ($  616)    $   351
                                                     -------   ------   ------------      -----------   --------
                                                     -------   ------   ------------      -----------   --------
Pro forma earnings (loss) per share:
     Income before extraordinary loss..............                                                      $0.14
     Extraordinary item............................                                                     ($0.06)
     Net income....................................                                                      $0.08
Pro forma weighted average common shares
  outstanding......................................                                                      4,338

                          ESQUIRE COMMUNICATIONS LTD.
              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

BASIS OF COMBINATION OF HISTORICAL FINANCIAL INFORMATION

     ESQ.COM's operating results represent historical results of operations for the year ended December 31, 1995. See ESQ.COM's 1995 financial statements previously filed with its annual report on form 10-KSB. M&M and 1996 Acquisitions include historical results of operations for the year ended December 31, 1995.

PRO FORMA ADJUSTMENTS

    (5) Expenses

     General and administrative: To record the estimated salary reduction to be realized with respect to the negotiated employment agreement entered into with the principals of M&M and 1996 Acquisitions and anticipated rent reduction pursuant to the planned integration of certain offices.

     Depreciation and amortization: To record amortization of goodwill arising from M&M acquisition and 1996 Acquisitions and adjust the deferred financing arising from the costs associated with the Senior Line.

     Interest expense: To record the additional interest cost as a result of the assumed debt increase with the proceeds of the Senior Line and the interest cost arising from borrowings (subordinated promissory notes) to finance the acquisition of M&M and 1996 Acquisitions. The proceeds of the Senior Line were used to repay certain existing debt and to finance the cash portion of 1996 Acquisitions.

     Other income: To adjust M&M and 1996 Acquisitions' income from assets, that were not acquired by ESQ.COM.

     Provision for taxes: To record income tax on the pro forma income at effective statutory rates with assumed termination of Subchapter S Corporation status of M&M and 1996 Acquisitions.

     Preferred dividend requirements: To record the dividend payable on the Series A Convertible Preferred Stock.

     Extraordinary item: To record the write-off of the unamortized financing costs related to the debt repaid out of Senior Line borrowing, after recognizing the related tax benefit.

     Pro Forma Per Share Computation: The computation of pro forma net income per common share amounts for the year ended December 31, 1995 has, in determining the average number of common shares outstanding, given the retroactive effect for the following transactions:

          304,006 shares of common stock of ESQ.COM assumed to be issued in the acquisition of M&M and 1996 Acquisitions.

          433,500 shares of common stock of ESQ.COM assumed to be acquired by ESQ.COM.

          340,450 shares of common stock of ESQ.COM to be issued in this exchange offering.

                          ESQUIRE COMMUNICATIONS LTD.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                                              HISTORICAL
                                                                   ---------------------------------           PRO FORMA
                                                                                            1996        -----------------------
                                                                   ESQ.COM     M&M      ACQUISITIONS    ADJUSTMENTS    COMBINED
                                                                   -------    ------    ------------    -----------    --------
                                                                               (IN THOUSANDS EXCEPT PER SHARE DATA)
                                                                                           (UNAUDITED)

Revenues........................................................  $17,391     $3,582       $4,113                      $25,086
Costs and expenses:
     Operating expenses.........................................    9,778      1,995        2,728                       14,501
     General and administrative expenses........................    5,769        979        1,271(6)       ($806)        7,213
     Depreciation and amortization..............................      811         16           48(6)         298         1,173
                                                                   -------    ------    ------------    -----------    --------
                                                                   16,358      2,990        4,047           (508)       22,887
                                                                   -------    ------    ------------    -----------    --------
Income from operations..........................................    1,033        592           66            508         2,199
Other income (expense):
     Interest expense...........................................     (824)        (3)         (35)(6)       (171)       (1,033)
     Interest and other income..................................        6         15            0(6)         (15)            6
                                                                   -------    ------    ------------    -----------    --------
                                                                     (818)        12          (35)          (186)       (1,027)
                                                                   -------    ------    ------------    -----------    --------
Income before provision for income taxes........................      215        604           31            322         1,172
Provision (benefit) for taxes...................................      281                     (35)(6)        418           664
                                                                   -------    ------    ------------    -----------    --------
Net Income (loss)...............................................   ($  66)    $  604       $   66          ($ 96)      $   508
                                                                   -------    ------    ------------    -----------    --------
                                                                   -------    ------    ------------    -----------    --------
Preferred dividend requirements.................................                                 (6)         338           338
                                                                   -------    ------    ------------    -----------    --------
                                                                   -------    ------    ------------    -----------    --------
Net income applicable to common stockholders....................   ($  66)    $  604       $   66          ($434)      $   170
                                                                   -------    ------    ------------    -----------    --------
                                                                   -------    ------    ------------    -----------    --------
Pro forma net income per share..................................                                                        $0.04
                                                                                                                        -----
                                                                                                                        -----
Pro forma weighted average common shares outstanding............                                                        4,338
                                                                                                                        -----
                                                                                                                        -----

                          ESQUIRE COMMUNICATIONS LTD.
              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)

BASIS OF COMBINATION OF HISTORICAL FINANCIAL INFORMATION

     ESQ.COM's operating results represent historical results of operations for the nine months ended September 30, 1996. See ESQ.COM's September 30, 1996 financial statements previously filed with its form 10-QSB. M&M and 1996 Acquisitions include historical results of operations for the nine months ended September 30, 1996.

PRO FORMA ADJUSTMENTS

     (6) Expenses

     General and administrative: To record the estimated salary reduction to be realized with respect to the negotiated employment agreement entered into with the principals of M&M and 1996 Acquisitions and anticipated rent reduction pursuant to the planned integration of certain offices.

     Depreciation and amortization: To record amortization of goodwill arising from M&M acquisition and 1996 acquisition and adjust the deferred financing arising from the costs associated with Senior Line.

     Interest expense: To record the additional interest cost as a result of the assumed debt increase with the proceeds of the Senior Line and the interest cost arising from borrowings ( subordinated promissory notes) to finance the acquisition of M&M and 1996 Acquisitions. The proceeds of the Senior Line were used to repay certain existing debt and to finance the cash portion of 1996 Acquisitions.

     Other income: To adjust M&M and 1996 Acquisitions' income from assets that were not acquired by ESQ.COM.

     Provision for taxes: To record income tax on the pro forma income at effective statutory rates with assumed termination of Subchapter S Corporation status of M&M and 1996 Acquisitions.

     Preferred dividend requirements: To record the dividend payable on the Series A Convertible Preferred Stock.

     Pro Forma Per Share Computation: The computation of pro forma net income per common share amounts for the nine months ended September 30, 1996 has, in determining the average number of common shares outstanding, given the retroactive effect for the following transactions:

          304,006 shares of common stock of ESQ.COM assumed to be issued in the acquisition of M&M and 1996 Acquisitions.

          433,500 shares of common stock of ESQ.COM assumed to be acquired by ESQ.COM.

          340,450 shares of common stock of ESQ.COM to be issued in this exchange offering.

                          ESQUIRE COMMUNICATIONS LTD.
                              FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

                          ESQUIRE COMMUNICATIONS LTD.
                                     INDEX

                                                                                                              PAGE
                                                                                                              ----

Condensed Consolidated Balance Sheets......................................................................    B-3
Condensed Consolidated Statements of Operations............................................................    B-4
Condensed Consolidated Statements of Cash Flows............................................................    B-5
Notes to Condensed Consolidated Financial Statements.......................................................    B-6

                          ESQUIRE COMMUNICATIONS LTD.
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                      SEPTEMBER 30,    DECEMBER 31,
                                                                                          1996           1995(1)
                                                                                      -------------    ------------
                                                                                          (IN THOUSANDS EXCEPT
                                                                                             PER SHARE DATA)
                                                                                       (UNAUDITED)

                                      ASSETS
Current assets:
     Cash..........................................................................      $    22         $     95
     Accounts receivable, less allowance...........................................        4,743            4,263
     Prepaid expenses and other current assets.....................................          289              247
                                                                                      -------------    ------------
          Total current assets.....................................................        5,054            4,605
Property and equipment, net........................................................        1,709            1,026
Other assets:
     Costs in excess of fair value of net tangible assets of acquired businesses,
      net..........................................................................       13,128           12,752
     Other assets, net.............................................................          985              690
                                                                                      -------------    ------------
                                                                                          14,113           13,442
                                                                                      -------------    ------------
                                                                                         $20,876         $ 19,073
                                                                                      -------------    ------------
                                                                                      -------------    ------------
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable..............................................................      $ 1,161         $    577
     Accrued expenses and other current liabilities................................          667              822
     Current portion of long-term debt.............................................        4,632            1,605
                                                                                      -------------    ------------
          Total current liabilities................................................        6,460            3,004
Long-term debt.....................................................................        6,789            8,634
Deferred rent obligation...........................................................          100               35
Deferred income taxes and other payables...........................................          193
Stockholders' equity:
     Preferred stock, $.01 par value, 1,000,000 shares authorized, no shares issued.......................................................................
     Common stock, $.01 par value, 25,000,000 shares authorized, 4,126,823 issued
      and outstanding..............................................................           41               41
     Additional paid-in capital....................................................        7,703            7,703
     Accumulated deficit...........................................................         (410)            (344)
                                                                                      -------------    ------------
          Total stockholders' equity...............................................        7,334            7,400
                                                                                      -------------    ------------
                                                                                         $20,876         $ 19,073
                                                                                      -------------    ------------
                                                                                      -------------    ------------

------------

(1) The balance sheet at December 31, 1995 is derived from audited financial statements at that date.

           See notes to condensed consolidated financial statements.

                          ESQUIRE COMMUNICATIONS LTD.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        FOR THE NINE MONTHS ENDED
                                                                                      ------------------------------
                                                                                      SEPTEMBER 30,    SEPTEMBER 30,
                                                                                          1996             1995
                                                                                      -------------    -------------
                                                                                      (IN THOUSANDS EXCEPT PER SHARE
                                                                                                  DATA)
                                                                                               (UNAUDITED)

Revenues...........................................................................      $17,391          $15,384
Costs and expenses:
     Operating expenses............................................................        9,778            8,690
     General and administrative....................................................        5,769            4,453
     Depreciation and amortization.................................................          811              770
                                                                                      -------------    -------------
                                                                                          16,358           13,913
                                                                                      -------------    -------------
Income from operations.............................................................        1,033            1,471
Other income (expense):
     Interest expense..............................................................         (824)            (804)
     Interest income...............................................................            4                7
     Other.........................................................................            2                1
                                                                                      -------------    -------------
                                                                                            (818)            (796)
                                                                                      -------------    -------------
Income (loss) before income tax provision..........................................          215              675
Income tax provision...............................................................          281              439
                                                                                      -------------    -------------
Net income (loss)..................................................................      ($   66)         $   236
                                                                                      -------------    -------------
                                                                                      -------------    -------------
Per common share:
     Net income (loss).............................................................      ($0.02)           $0.06
                                                                                         -------           -----
                                                                                         -------           -----
Weighted average common shares outstanding.........................................       4,127            4,125
                                                                                         -------           -----
                                                                                         -------           -----

           See notes to condensed consolidated financial statements.

                          ESQUIRE COMMUNICATIONS LTD.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        FOR THE NINE MONTHS ENDED
                                                                                      ------------------------------
                                                                                      SEPTEMBER 30,    SEPTEMBER 30,
                                                                                          1996             1995
                                                                                      -------------    -------------
                                                                                              (IN THOUSANDS)
                                                                                               (UNAUDITED)

Cash flows from operating activities:
     Net income (loss).............................................................      ($   66)          $ 236
     Adjustments to reconcile net income (loss) to net cash provided by operating activities:
          Depreciation and amortization............................................          811             769
          Deferred income tax expense (benefit)....................................          (56)              5
          (Increase) decrease in assets:
               Accounts receivable.................................................         (325)           (208)
               Prepaid expenses and other current assets...........................           27             (25)
          Increase (decrease) in liabilities:
               Accounts payable and accrued expenses...............................          126             (52)
               Deferred rent obligation............................................           65              (5)
                                                                                      -------------       ------
Net cash provided by operating activities..........................................          582             720
                                                                                      -------------       ------
Cash flows from investing activities:
     Purchase of property and equipment............................................         (747)           (128)
     Increase in other assets......................................................         (477)            (67)
     Business acquired, and related expenses.......................................         (290)           (550)
                                                                                      -------------       ------
Net cash used in investing activities..............................................       (1,514)           (745)
                                                                                      -------------       ------
Cash flows from financing activities:
     Borrowings under bank line of credit, net.....................................        1,864             800
     Principal payments on long-term debt..........................................       (1,005)           (633)
                                                                                      -------------       ------
Net cash provided by financing activities..........................................          859             167
                                                                                      -------------       ------
Net increase (decrease) in cash....................................................          (73)            142
Cash -- beginning of period........................................................           95              14
                                                                                      -------------       ------
Cash -- end of period..............................................................      $    22           $ 156
                                                                                      -------------       ------
                                                                                      -------------       ------

Supplemental information:
     Approximate interest paid during the period...................................      $   839           $ 785
                                                                                      -------------       ------
                                                                                      -------------       ------
     Approximate income taxes paid during the period...............................      $   696           $ 258
                                                                                      -------------       ------
                                                                                      -------------       ------

     The Company incurred capital lease obligations of approximately $176,000 during the nine months ended September 30, 1996.

           See notes to condensed consolidated financial statements.

                          ESQUIRE COMMUNICATIONS LTD.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. The results of operations for the interim periods are not necessarily indicative of the results that may be attained for an entire year. For further information, refer to the Financial Statements and footnotes thereto in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1995.

     The condensed consolidated financial statements include the accounts of the
Company   and  its  subsidiaries.  All  significant  intercompany  accounts  and transactions have been eliminated.

NOTE B -- EARNINGS PER COMMON SHARE

     Earnings per common share are computed on the basis of weighted average number of shares outstanding. No effect has been given to outstanding warrants and options since their assumed exercise would be antidilutive.

NOTE C -- SUBLEASE LOSS

     In May 1996, the Company moved into a new office space for its New York operations and, based on its current space requirements, plans to sublease its old office space which lease expires in February 2000. It is expected that the future rental obligation pursuant to the lease would exceed the anticipated sublease rental income. Accordingly, an estimated discounted loss of approximately $150,000 resulting from the excess of the lease obligation over the expected sublease income during the remaining term of the lease has been charged to operations during the nine months ended September 30, 1996. The non current portion of the liability is included in the financial statements under the caption 'deferred rent obligation'.

NOTE D -- STOCKHOLDERS' EQUITY

     In June 1996, the Company's stockholders approved an amendment to the Certificate of Incorporation of the Company increasing the number of authorized shares of Common Stock to 25,000,000.

NOTE E -- BUSINESS COMBINATION

     On July 26, 1996, the Company acquired the assets and liabilities of Kitlas Dickman & Associates (KDA), a court reporting agency based in San Diego, California. The acquisition, accounted for under the purchase method of accounting, has resulted in the inclusion of the results of operations of KDA from the date of acquisition. The excess of the cost of the Company's investment over the fair values of the assets acquired and liabilities assumed including an estimated earn-out approximated $792,000. The approximate value of tangible
assets   acquired   and  liabilities   assumed   were  $200,000   and  $407,000,
respectively.

NOTE F -- SUBSEQUENT EVENTS

     On October 23, 1996, the Company completed a private placement of 7,500 shares of Series A Convertible Preferred Stock (the 'Preferred Stock') for an aggregate purchase price of $7,500,000 and entered into an agreement (the 'Agreement') with the Preferred Stockholders. The Preferred

                          ESQUIRE COMMUNICATIONS LTD.
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

Stockholders have the right within 21 months to acquire up to an additional 7,500 shares of Preferred Stock at a price of $1,000 per share. The Preferred Stock is convertible into common stock of the Company at a conversion price of $3.00 per share (subject to anti-dilution adjustments) and bears cumulative annual dividends at the rate of 6% per annum. The holders of Preferred Stock have a liquidation preference of $1,000 per share, plus accrued dividends. The Preferred Stockholders have the right to vote with the holders of common stock and are entitled to one vote for each whole share of common stock into which the Preferred Stock is convertible (presently 333 1/3 votes per share). The Agreement restricts future dividend payments on common stock, issuance of certain equity securities, mergers, acquisitions and sale of assets. In connection with the private placement, the Company granted the placement agent warrants to acquire 187,500 of common stock of the Company at an exercise price of $3.00 per share in addition to cash compensation. The warrants are exercisable at any time prior to October 2001.

     Effective October 28, 1996, the Company acquired the assets and liabilities of M&M Reporting Referral Service, Inc. (M&M), a Southern California-based court reporting company. The purchase price consisted of $2,600,000 of cash, subordinated promissory notes in the aggregate principal amount of $2,712,700 and 132,528 unregistered shares of the Company's common stock. The principal amount of one of the notes and the cash portion of the purchase price are subject to revision based on the revenue derived from the Seller's business for the twelve months commencing November 1, 1996. The promissory notes are payable in equal quarterly installments over a period of five years, together with interest at the rate of 9% per annum. For the year ended December 31, 1995, M&M's revenues, income before officers compensation and net income approximated $5 million, $1.2 million and $768,000, respectively.

                          ESQUIRE COMMUNICATIONS LTD.
                              FINANCIAL STATEMENTS
                               DECEMBER 31, 1995
                                      WITH
                          INDEPENDENT AUDITOR'S REPORT

                          ESQUIRE COMMUNICATIONS LTD.
                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----

Independent Auditor's Report...............................................................................   C-3
Consolidated Financial Statements:
     Balance Sheets........................................................................................   C-4
     Statements of Operations..............................................................................   C-5
     Statements of Stockholders' Equity....................................................................   C-6
     Statements of Cash Flows..............................................................................   C-7
Notes to the Consolidated Financial Statements.............................................................   C-8

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of
  ESQUIRE COMMUNICATIONS LTD.

     We have audited the accompanying consolidated balance sheets of Esquire Communications Ltd. as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Esquire Communications Ltd. as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 8 to the consolidated financial statements, effective as of the beginning of 1993, the Company changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109.

                                          FREED MAXICK SACHS & MURPHY, P.C.

Buffalo, New York
January 27, 1996

                          ESQUIRE COMMUNICATIONS LTD.
                          CONSOLIDATED BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                      --------------------------
                                                                                         1995           1994
                                                                                      -----------    -----------

                                      ASSETS
Current assets:
     Cash..........................................................................   $    95,339    $    13,958
     Accounts receivable, less allowance of $245,000 ($225,000 -- 1994)............     4,263,330      3,486,289
     Prepaid expenses..............................................................       246,678        213,883
                                                                                      -----------    -----------
          Total current assets.....................................................     4,605,347      3,714,130
Property and equipment, net........................................................     1,025,567      1,117,089
Other assets:
     Cost in excess of fair values of net tangible assets of acquired businesses,
      net..........................................................................    12,751,931     11,528,835
     Other assets, net.............................................................       669,577        732,757
     Deferred tax asset............................................................        20,996         19,806
                                                                                      -----------    -----------
                                                                                       13,442,504     12,281,398
                                                                                      -----------    -----------
                                                                                      $19,073,418    $17,112,617
                                                                                      -----------    -----------
                                                                                      -----------    -----------
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable..............................................................   $   576,888    $   693,888
     Accrued expenses..............................................................       412,577        415,458
     Income taxes payable..........................................................       360,785        184,456
     Deferred tax liability........................................................        49,342         25,041
     Current portion of long-term debt.............................................     1,604,948        513,789
                                                                                      -----------    -----------
          Total current liabilities................................................     3,004,540      1,832,632
Long-term debt, including related parties..........................................     8,634,595      8,330,408
Deferred rent obligation...........................................................        34,790         41,436
Stockholders' equity:
     Preferred stock, $.01 par value, 1,000,000 shares authorized, no shares
      issued.......................................................................       --             --
     Common stock, $.01 par value, 10,000,000 shares authorized 4,126,823 and
      4,049,900 shares issued and outstanding......................................        41,268         40,499
     Additional paid-in capital....................................................     7,702,576      7,490,845
     Accumulated deficit...........................................................      (344,351)      (623,203)
                                                                                      -----------    -----------
          Total stockholders' equity...............................................     7,399,493      6,908,141
                                                                                      -----------    -----------
                                                                                      $19,073,418    $17,112,617
                                                                                      -----------    -----------
                                                                                      -----------    -----------

                            See accompanying notes.

                          ESQUIRE COMMUNICATIONS LTD.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                                       -----------------------------------------
                                                                          1995           1994           1993
                                                                       -----------    -----------    -----------

Revenues............................................................   $20,692,034    $12,818,027    $ 5,583,940
Costs and expenses:
     Operating expenses.............................................    11,660,397      7,276,812      3,308,697
     General and administrative expenses............................     6,119,536      4,495,749      1,849,045
     Depreciation and amortization..................................     1,025,407        654,577        262,727
                                                                       -----------    -----------    -----------
                                                                        18,805,340     12,427,138      5,420,469
                                                                       -----------    -----------    -----------
Income from operations..............................................     1,886,694        390,889        163,471
Other income (expense):
     Interest expense...............................................    (1,068,995)      (534,221)      (193,746)
     Interest income................................................         8,957          9,016         29,000
     Other..........................................................           910          9,932          4,360
                                                                       -----------    -----------    -----------
                                                                        (1,059,128)      (515,273)      (160,386)
                                                                       -----------    -----------    -----------
Income (loss) before provision for income taxes, extraordinary loss
  and cumulative effect of change in accounting.....................       827,566       (124,384)         3,085
Provision for income taxes..........................................       548,714         58,616         28,782
                                                                       -----------    -----------    -----------
Income (loss) before extraordinary loss and cumulative effect of
  change in accounting..............................................       278,852       (183,000)       (25,697)
Extraordinary loss (net of tax benefit).............................       --             --             (72,900)
                                                                       -----------    -----------    -----------
Income (loss) before cumulative effect of change in accounting......       278,852       (183,000)       (98,597)
Cumulative effect of change in accounting...........................       --             --             160,000
                                                                       -----------    -----------    -----------
Net income (loss)...................................................   $   278,852    ($  183,000)   $    61,403
                                                                       -----------    -----------    -----------
                                                                       -----------    -----------    -----------
Earnings per common share:
     Income (loss) before extraordinary item and cumulative effect
       of change in accounting......................................      $.07          ($.05)         ($.01)
     Extraordinary loss.............................................       --             --            (.03)
     Cumulative effect of change in accounting......................       --             --             .07
                                                                       -----------    -----------    -----------
     Net income (loss)..............................................      $.07          ($.05)          $.03
                                                                       -----------    -----------    -----------
                                                                       -----------    -----------    -----------
Weighted average common shares outstanding..........................     4,125,348      3,694,420      2,417,508
                                                                       -----------    -----------    -----------
                                                                       -----------    -----------    -----------

                            See accompanying notes.

                          ESQUIRE COMMUNICATIONS LTD.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                    COMMON STOCK        ADDITIONAL
                                                                --------------------     PAID-IN      (ACCUMULATED
                                                                 SHARES      AMOUNT      CAPITAL        DEFICIT)
                                                                ---------    -------    ----------    ------------

Balance, December 31, 1992...................................   1,500,000    $15,000    $  296,400    ($1,142,355)
Public offering of 1,250,000 common shares and stock purchase warrants at $4.00 and $.10, respectively, net of
  expenses...................................................   1,250,000     12,500     3,951,481        --
Revocation S Corporation status..............................      --          --         (640,749)       640,749
Issuance of common stock in connection with acquisition of
  subsidiary.................................................     549,900      5,499     1,634,963        --
Net income...................................................      --          --           --             61,403
                                                                ---------    -------    ----------    ------------
Balance, December 31, 1993...................................   3,299,900     32,999     5,242,095       (440,203)
Issuance of common stock and stock purchase warrants in
  connection with financing and acquisition of subsidiary....     750,000      7,500     2,248,750        --
Net loss.....................................................      --          --           --           (183,000)
                                                                ---------    -------    ----------    ------------
Balance, December 31, 1994...................................   4,049,900     40,499     7,490,845       (623,203)
Issuance of common stock in connection with acquisition of
  business...................................................      76,923        769       211,731        --
Net income...................................................      --          --           --            278,852
                                                                ---------    -------    ----------    ------------
Balance, December 31, 1995...................................   4,126,823    $41,268    $7,702,576     ($ 344,351)
                                                                ---------    -------    ----------    ------------
                                                                ---------    -------    ----------    ------------

                            See accompanying notes.

                          ESQUIRE COMMUNICATIONS LTD.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                         ----------------------------------------
                                                                            1995          1994           1993
                                                                         ----------    -----------    -----------

Cash flows from operating activities:
     Net income (loss)................................................   $  278,852    ($  183,000)   $    61,403
     Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
          Depreciation and amortization...............................    1,025,407        654,577        262,727
          Deferred income tax benefit.................................       23,111       (141,084)       (40,000)
          Cumulative effect of change in accounting for income
            taxes.....................................................       --            --            (160,000)
          (Increase) decrease in assets:
               Accounts receivable....................................     (501,461)      (178,314)        27,910
               Prepaid expenses.......................................        7,413        (12,597)       (39,646)
          Decrease in liabilities:
               Accounts payable and accrued expenses..................     (155,801)      (144,496)      (204,938)
               Deferred rent obligation...............................       (6,646)        (1,524)        (1,521)
                                                                         ----------    -----------    -----------
          Net cash provided by (used in) operating activities before
            extraordinary loss........................................      670,875         (6,438)       (94,065)
          Extraordinary loss..........................................       --            --              72,900
                                                                         ----------    -----------    -----------
          Net cash provided by (used in) operating activities.........      670,875         (6,438)       (21,165)
                                                                         ----------    -----------    -----------
Cash flows from investing activities:
     Acquisitions of businesses, net of acquired cash.................     (641,824)    (4,331,431)    (1,593,357)
     Certificate of deposit redemption (purchase).....................       --            110,000       (110,000)
     Purchases of property and equipment..............................     (161,453)      (159,036)      (104,351)
     Increase in other assets.........................................     (103,769)       (49,445)       (38,904)
                                                                         ----------    -----------    -----------
     Net cash used in investing activities............................     (907,046)    (4,429,912)    (1,846,612)
                                                                         ----------    -----------    -----------
Cash flows from financing activities:
     Proceeds from long-term debt.....................................       --          4,993,750        --
     Principal payments on long-term debt.............................     (782,448)      (633,301)    (1,836,812)
     Net borrowings under bank note...................................    1,100,000        160,000        --
     Deferred financing costs.........................................       --           (365,070)       --
     Issuance of warrants.............................................       --              6,250        --
     Proceeds from initial public offering, net.......................       --            --           4,015,512
     Repayment of officer loan........................................       --            --             (50,000)
                                                                         ----------    -----------    -----------
     Net cash provided by financing activities........................      317,552      4,161,629      2,128,700
                                                                         ----------    -----------    -----------
Net increase (decrease) in cash.......................................       81,381       (274,721)       260,923
Cash -- beginning of year.............................................       13,958        288,679         27,756
                                                                         ----------    -----------    -----------
Cash -- end of year...................................................   $   95,339    $    13,958    $   288,679
                                                                         ----------    -----------    -----------
                                                                         ----------    -----------    -----------

                            See accompanying notes.

                          ESQUIRE COMMUNICATIONS LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Business -- The accompanying consolidated financial statements include the financial statements of Esquire Communications Ltd. (ECL) and each of its wholly-owned subsidiaries, Esquire Reporting Company, Inc. (ERC), Pepper Services, Ltd. (Pepper), David Feldman & Associates (USA) Ltd. (DFA), and Sarnoff Deposition Services, Inc. (SDS) (see Note 2) (Collectively the 'Company'). All significant intercompany accounts and transactions have been eliminated.

     The Company is a court reporting firm providing printed and computerized transcripts, and video recordings of testimony from depositions, to the legal profession primarily in the New York City Metropolitan and Southern California areas.

     Reorganization -- In connection with the Company's initial securities offering in May 1993, certain stock transactions were effectuated (the reorganization) whereby the former sole stockholder and debentureholders of ERC and Pepper contributed to ECL all of the outstanding stock and warrants of ERC and Pepper in exchange for an aggregate of 1,027,500 shares of common stock of ECL. The exchange transaction constituted a reorganization of the Company, which was accounted for in a manner similar to a pooling of interest, with assets and liabilities recorded at their historical book values.

     Revenue Recognition -- Revenues and the related direct costs of court reporters and transcribers are recognized when services rendered are billable, which generally occurs at the time the final documents are transcribed and completed.

     Property and Equipment -- Property and equipment are recorded at cost. Depreciation is computed using both accelerated and straight-line methods over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or lease terms. Maintenance and repairs are charged to expenses as incurred while improvements are capitalized.

     Intangible Assets -- The cost in excess of the fair values of net tangible assets of acquired businesses (goodwill) is amortized using the straight-line method over 25 years. The Company continually reviews the recoverability of the carrying value of goodwill. In determining whether there is an impairment of goodwill, the company compares the sum of the expected future net cash flows (undiscounted and without interest charges) to the carrying amount of the asset. At December 31, 1995 and 1994, no impairment in value has been recognized.

     Other intangible assets consisting of customer lists, covenants not to compete, and deferred financing costs, are amortized using the straight-line method over the assets' respective estimated lives or terms, typically no more than ten years. Amortization expense for fiscal years 1995, 1994, and 1993 related to intangible assets was $699,042, $476,791, and $251,670, respectively. Accumulated amortization at December 31, 1995 and 1994 amounted to $1,709,737 and $1,853,712, respectively.

     Income Taxes -- The Company and its subsidiaries file a consolidated federal income tax return. The Company's deferred tax asset and liability have been determined under the provisions of Statement of Financial Accounting Standards No. 109 -- 'Accounting for Income Taxes,' which the Company adopted effective January 1, 1993 (see Note 9).

     Earnings (Loss) Per Common Share -- Earnings (loss) per common share are computed on the basis of weighted average number of common shares outstanding after giving retroactive effect to the shares issued in connection with the reorganization. No effect has been given to outstanding warrants and options; since their assumed exercise would not have a material effect on dilution.

     Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          ESQUIRE COMMUNICATIONS LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Fair Value of Financial Instruments -- The carrying value of cash, accounts receivable, the current maturities of long term debt, and accounts payable approximate their fair value because of the short term maturity of these instruments. Due to the lack of quoted market prices for the Company's long term debt obligations, the fair value of long term debt was estimated based upon the present value of estimated future cash flows at prevailing interest rates. Company management estimates that the stated interest rates on its debt obligations are commensurate with the credit risks associated with the debt and would approximate the discount rate the Company would have to pay a creditworthy third party to assume its obligations. Based on these assumptions, management believes the fair market values of the Company's long term debt are not materially different from their recorded amounts at December 31, 1995.

NOTE 2 -- BUSINESS COMBINATIONS

     Effective September 30, 1993, the Company acquired 100% of the outstanding stock of David Feldman & Associates (USA) Ltd. (DFA), a New York-based court reporting firm. The purchase price, inclusive of associated costs, consisted of approximately $1,593,000 in cash, a promissory note in the amount of $600,000 payable over four years with interest at 10%, and 549,900 unregistered shares of the Company's common stock valued at $1,640,462. The acquisition, accounted for under the purchase method of accounting, has resulted in the inclusion of the results of operations of the acquired subsidiary from the date of acquisition. The excess of the cost of the Company's investment over the fair values of the assets acquired and liabilities assumed at the date of acquisition amounted to approximately $3,665,000.

     Effective June 22, 1994, the Company acquired 100% of the outstanding stock of Sarnoff Deposition Service, Inc. (SDS), a Southern California-based court reporting company. The purchase price, inclusive of associated costs, consisted of approximately $4,331,000 in cash, a $1,500,000 promissory note payable over seven years with interest at 10%, and 750,000 unregistered shares of the Company's common stock valued at $2,250,000. The acquisition, accounted for under the purchase method of accounting, has resulted in the inclusion of the results of operations of SDS from the date of acquisition. The excess of the cost of the Company's investment over the fair values of the assets acquired and liabilities assumed at the date of acquisition amounted to approximately $8,031,000.

     Effective January 27, 1995, the Company acquired the assets and liabilities of Coleman, Haas, Martin & Schwab (CHMS), Inc., a California-based court reporting company, and entered into consulting and noncompetition agreements for the total consideration of $1,412,500 consisting of cash in the amount of $400,000, promissory notes in the aggregate of $800,000 with interest at 9% payable monthly over 7 years, and 76,923 unregistered shares of the Company's common stock valued at $212,500. In addition, the purchase agreement provided for an additional $150,000 payment based upon the attainment of certain revenues in 1995. The principal amount payable under one of the promissory notes is subject to adjustment based upon revenue levels attained in 1995 and 1996. As a result, the principal balance increased by approximately $35,000 for fiscal year 1995. The acquisition, accounted for under the purchase method of accounting, has resulted in the inclusion of the results of operations of CHMS from the date of acquisition. The excess of the cost of the Company's investment over the fair values of the assets acquired and liabilities assumed at the date of acquisition amounted to approximately $1,750,000. CHMS's unaudited revenues for the 12-month period ended December 31, 1994 amount to approximately $2,540,000.

     The following table summarizes on an unaudited pro forma basis the combined results of operations of the Company as though the acquisitions of DFA and SDS were made at January 1, 1993. The pro forma amounts give effect to appropriate adjustments for the fair value of assets acquired, interest expense, amortization of intangibles, and the issuance of common shares, but do not reflect any

                          ESQUIRE COMMUNICATIONS LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

operating efficiencies or cost savings which management of ECL believes are achievable through eliminating duplicative functions and realigning business practices.

                                                                               1994           1993
                                                                            -----------    -----------

Revenues.................................................................   $17,154,762    $17,470,766
                                                                            -----------    -----------
                                                                            -----------    -----------
Earnings before interest, taxes, depreciation and amortization...........   $ 1,666,802    $ 2,017,395
                                                                            -----------    -----------
                                                                            -----------    -----------
Net loss.................................................................   ($  234,054)   ($   92,939)
                                                                            -----------    -----------
                                                                            -----------    -----------
Per share................................................................     ($.06)         ($.02)
                                                                              ------         ------
                                                                              ------         ------


NOTE 3 -- PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                          DECEMBER 31,
                                                    DEPRECIABLE     ------------------------
                                                       LIVES           1995          1994
                                                   --------------   ----------    ----------

Office condominium..............................         31 Years   $  202,800    $  202,800
Equipment.......................................     5 to 7 Years    1,589,722     1,404,380
Leasehold improvements..........................    5 to 10 Years      283,070       264,236
                                                                    ----------    ----------
                                                                     2,075,592     1,871,416
Less accumulated depreciation....................................    1,050,025       754,327
                                                                    ----------    ----------
                                                                    $1,025,567    $1,117,089
                                                                    ----------    ----------
                                                                    ----------    ----------

NOTE 4 -- LONG TERM DEBT

     Long term debt consists of the following:

                                                                          DECEMBER 31,
                                                                    -------------------------
                                                                       1995           1994
                                                                    -----------    ----------

Subordinated debentures(A).......................................   $ 5,439,503    $5,539,504
Promissory notes(B)..............................................     2,367,468     1,805,357
Revolving credit note(C).........................................     1,600,000       500,000
Contract obligation(D)...........................................       608,784       753,724
Other notes and obligations(E)...................................       223,788       245,612
                                                                    -----------    ----------
                                                                     10,239,543     8,844,197
Less current portions............................................     1,604,948       513,789
                                                                    -----------    ----------
                                                                    $ 8,634,595    $8,330,408
                                                                    -----------    ----------
                                                                    -----------    ----------

     A. Debentures -- In June 1994, the Company completed a private placement of subordinated debentures (the 'Debentures') in the aggregate principal amount of $5,000,000 to fund the cash portion of the purchase price of the SDS acquisition (see Note 2) and entered into an agreement with the debentureholders (the 'Investment Agreement'). The Debentures bear interest currently at 11% per annum and provide for quarterly principal payments commencing in January 1996 in the amount of $125,000 through June 2001. The Debentures are secured by second security interest in all tangible and intangible assets of the Company. The Investment Agreement restricts future indebtedness, investments, distributions, merger, acquisition or sale of assets and certain leasing transactions and requires the maintenance of certain financial ratios and covenants.

     In addition, previously outstanding debentures aggregating to $545,754 at December 31, 1994 and maturing in May 1995 were modified in 1995 to increase the interest rate to prime plus 4% and to require payment of $100,000 in 1995. The balance will be paid in 18 equal monthly installments commencing January 1996.

                          ESQUIRE COMMUNICATIONS LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     B. Promissory Notes -- Promissory notes with former stockholders of acquired businesses are payable in aggregate quarterly and monthly installments of $100,341 and $22,048, respectively, plus interest at 9% and 10%, maturing through June 2002. Interest incurred on the notes amounted to approximately $249,000 and $128,000 in 1995 and 1994, respectively.

     C. Revolving Credit Note -- In September 1994, the Company entered into a 3-year revolving credit agreement (the 'Credit Agreement') with a bank which provides for borrowings up to $3,000,000, based on eligible accounts receivable as defined therein. Borrowings under the Credit Agreement bear interest at prime plus 1% and interest payments are required monthly. The Credit Agreement restricts future indebtedness, investments, distributions, merger, acquisition or sale of assets and capital expenditures, and also requires the maintenance of certain financial ratios and covenants. The agreement matures in September 1997. In addition, substantially all other lenders to the Company have entered into a subordination agreement with the bank.

     D. Contract Obligations -- An agreement with a former employee of SDS, who is related to an officer/director of the Company, provides for monthly payments of $16,667 for five years. The obligation is carried net of imputed interest at 8% amounting to $91,216 at December 31, 1995 ($146,276 -- 1994). Interest
expense included in results of operations for 1995 amounted to $55,060 ($29,522 -- 1994).

     E. Other Notes and Obligations -- Outstanding amounts are payable in aggregate monthly installments of $8,275 ($9,224 -- 1994) with interest at 9% to 19%, maturing through 1999.

     Scheduled annual principal payments of long term debt subsequent to December 31, 1995 are as follows:

1996.......................................................   $ 1,604,948
1997.......................................................     2,964,088
1998.......................................................     1,074,819
1999.......................................................       993,454
2000.......................................................       858,898
Thereafter.................................................     2,743,336
                                                              -----------
                                                              $10,239,543
                                                              -----------
                                                              -----------

NOTE 5 -- STOCKHOLDERS' EQUITY

     In May 1993, the Company completed an initial public offering of its securities comprised of 1,250,000 shares of common stock and 1,250,000 warrants to purchase common stock at prices of $4.00 and $.10, respectively. The gross proceeds and total costs of the offering were $5,143,875 and $1,178,863, respectively.

     The warrants included in the units are exercisable for five years commencing one year after the offering at an exercise price of $4.50 per share. The Company may call the warrants for redemption at any time they are exercisable at a price of $.01 per warrant, provided the sales price of the common stock has been at least 150% of the exercise price of the warrants for a specified period of time. The underwriters exercised an 'over-allotment' and acquired an additional 187,500 of warrants at $.09 per warrant, net of discount. In addition, they acquired a purchase option to acquire shares and warrants which are exercisable for a period of four years and contain certain antidilutive provisions. After giving effect to subsequent stock transactions, 211,523 shares and warrants are exercisable at a price of $3.25 and $.08, respectively.

     As a result of the Company's reorganization (Note 1), cumulative losses incurred prior to the revocation of the subsidiary's S Corporation status amounting to $640,749, have been reclassified against additional paid-in capital. Such losses are not available to the Company for carryforward and utilization against future taxable income.

                          ESQUIRE COMMUNICATIONS LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In connection with the private placement of Debentures in 1994, the Company issued warrants to the holders to acquire an aggregate of 625,000 shares of common stock. The exercise price of the warrants is $2.90, subject to revision under specified circumstances. The warrants expire upon the earlier of (a) six years from the date of the final payment on the Debentures, or (b) the tenth anniversary of the date of issuance. The Investment Agreement provides for certain call and put provisions with respect to the warrants under certain circumstances.

     In connection with the acquisition of SDS in June 1994, the Company issued 750,000 shares of common stock at a recorded share price of $3.00. The Company granted warrants to acquire 100,000 shares of its common stock at $4.50 per share to its investment bankers in connection with the SDS acquisition in addition to cash compensation. The warrants are exercisable at any time prior to May 1998.

     In connection with the acquisition of CHMS in January 1995, the Company issued 76,923 shares of common stock at a recorded share price of $2.76.

NOTE 6 -- STOCK OPTION PLAN

     The Company has a stock option plan that provides for the issuance of up to 600,000 shares of common stock upon the exercise of incentive stock options or nonqualified stock options. The terms of each granted option is not to exceed ten years from the date of grant and the exercise price of an option may not be less than 100% of the fair market value of a share of common stock on the date of the grant of the option. At December 31, 1995 and 1994 there were 578,600 and 514,817 options outstanding, respectfully, under the plan with an exercise price of $4.00 per share. During December 31, 1995 and 1994 41,217 and 48,933 options, respectively, were canceled. The options generally vest ratably over a three-year period, commencing one year after grant.

NOTE 7 -- PROFIT SHARING PLAN

     In September 1995, the Company adopted a 401(k) savings plan covering all eligible employees. The plan allows employees to voluntarily contribute up to 15% of compensation. The Company may make matching contributions as may be determined prior to the end of each plan year. The current matching percentage is 10%. The Company may also make discretionary additional contributions to the plan. The Company's total contributions to the plan for 1995 amounted to $7,603.

NOTE 8 -- INCOME TAXES

     The income tax provision (benefit) for the years ended December 31, 1995, 1994 and 1993, excluding the income tax benefit attributed to the extraordinary loss in 1993, is as follows:

                                                                                DECEMBER 31,
                                                                      ---------------------------------
                                                                        1995        1994         1993
                                                                      --------    ---------    --------

Current tax expenses:
     U.S. federal..................................................   $362,303    $ 129,805    $ 20,700
     State and city................................................    163,300       69,895      48,082
                                                                      --------    ---------    --------
          Total current............................................    525,603      199,700      68,782
Deferred tax (benefit):
     U.S. federal..................................................     15,947      (91,705)    (10,000)
     State and city................................................      7,164      (49,379)    (30,000)
                                                                      --------    ---------    --------
          Total deferred...........................................     23,111     (141,084)    (40,000)
                                                                      --------    ---------    --------
          Total provision..........................................   $548,714    $  58,616    $ 28,782
                                                                      --------    ---------    --------
                                                                      --------    ---------    --------

                          ESQUIRE COMMUNICATIONS LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes,' which requires the asset and liability method of accounting for income taxes. The Company recorded a net benefit of $160,000 in fiscal 1993 as the cumulative effect of accounting change principally arising from net operating loss carryforwards which were not recognized under prior accounting standards. As permitted by the new statement, prior year financial statements were not restated to account for the change in accounting method.

     The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to income before income taxes for the years ended December 31, 1995, 1994 and 1993 due to non-deductible expenses, primarily goodwill amortization, with a tax cost of approximately $227,000, $128,000 and $25,000, respectively.

     DFA had elected the provisions of FAS No. 109 in its fiscal year ended June 30, 1993, prior to acquisition by ECL. At the date of acquisition, a net deferred tax liability of $230,000 existed.

     SDS had elected the provisions of FAS No. 109 concurrent with its acquisition by ECL. At the acquisition date a net deferred tax liability of $116,000 was recognized relating to the difference attributed to the cash versus accrual methods of accounting, offset in part by a deferred asset arising from the financial statement recognition of a contract obligation which is payable over five years.

     Significant components of the Company's net deferred tax assets and liabilities are as follows:

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1995        1994
                                                                                   --------    --------

Deferred tax assets:
     Contract obligation........................................................   $269,200    $301,490
     Allowances and accrued expenses............................................    115,104     107,600
     Net operating loss carryforwards...........................................      1,000      66,225
     Tax credits................................................................     21,650      43,569
                                                                                   --------    --------
          Total deferred tax assets.............................................    406,954     518,884
Deferred tax liabilities:
     Depreciation and amortization..............................................    149,300      47,487
     Cash versus accrual accounting differences, net............................    286,000     476,632
                                                                                   --------    --------
          Total deferred tax liabilities........................................    435,300     524,119
                                                                                   --------    --------
     Net deferred tax liability.................................................   $ 28,346    $  5,235
                                                                                   --------    --------
                                                                                   --------    --------

     The Company has state minimum tax credit carryforwards of approximately $22,000 which may be carried forward to reduce future year tax liabilities through the year 2004.

NOTE 9 -- COMMITMENTS

     A. Employment Agreements -- Concurrent with the commencement of the Company's public stock offering, the chairman of the board entered into an employment agreement with a five-year term through May 1998 and renewable on a year to year basis thereafter. The agreement provides for a base salary of $180,000 plus cost of living increases, and an annual bonus based on a percentage of the pre-tax earnings of the Company in excess of specified levels. No bonus was earned under the agreement in each of the years ended December 31, 1995, 1994 and 1993.

     Concurrent with the acquisition of DFA and SDS (see Note 2), the Company entered into employment and non competition agreements with the former stockholders of each of the companies which expire in September 1997 and June 1998, respectively. The agreements provide for an annual base salary of $180,000 plus cost of living increases. The DFA agreement also provides for an annual bonus based on percentages of consolidated revenues in excess of specified levels. Total bonus amounts earned under the DFA employment agreement amounted to $238,601 and $188,575 for the respective years ended December 31, 1995 and 1994.

                          ESQUIRE COMMUNICATIONS LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     B. Lease Commitments -- The Company is obligated under operating leases for office facilities which expire through December 2005. The leases provide, among other things, that the Company is responsible for its share of increases in certain utilities, maintenance and property taxes over a base amount. In addition, the Company is also obligated under various equipment and vehicle operating leases which expire through September 1999. Total lease expense for 1995, 1994, and 1993 under the above leases amounted to approximately $374,500, $337,000, and $185,000, respectively.

     The Company leases its Santa Ana, California, office from an affiliate of an officer/director which expires in June 1999 with an option to renew for five years. Management believes that the terms of the lease agreement are comparable to market rates. Total lease expense for 1995 and 1994 amounted to $264,796 and $131,850, respectively.

     The anticipated future annual lease payments under operating leases at December 31, 1995 inclusive of the base utility, maintenance and property tax charges for the office facilities are as follows:

1996........................................................   $  775,753
1997........................................................      748,445
1998........................................................      658,967
1999........................................................      437,503
2000........................................................      182,000
Thereafter..................................................    1,002,249
                                                               ----------
                                                               $3,804,917
                                                               ----------
                                                               ----------

     The ERC office leases provide for specified rent increases over the term of the leases. The effects of these scheduled rent increases are being amortized on a straight-line basis over the lease term. Included in the financial statements under the caption 'deferred rent obligation' is the excess of the straight-line amortization of the lease obligation over the payments made to date of $34,790 and $41,436 at December 31, 1995 and 1994, respectively.

NOTE 10 -- SUPPLEMENTAL CASH FLOW INFORMATION

     Cash payments have included:

                                                                 FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                          ----------------------------------
                                                             1995         1994        1993
                                                          ----------    --------    --------

Interest...............................................   $1,073,812    $528,294    $316,818
                                                          ----------    --------    --------
                                                          ----------    --------    --------
Income taxes...........................................   $  199,737    $ 12,055    $ 48,335
                                                          ----------    --------    --------
                                                          ----------    --------    --------

     In connection with the acquisition of DFA in 1993, the Company issued a note payable in the amount of $600,000 and 549,900 shares of its common stock valued at approximately $1,640,000.

     In connection with the acquisition of SDS in 1994, the Company issued a note payable of $1,500,000 and 750,000 shares of common stock valued at approximately $2,250,000.

     In connection with the acquisition of CHMS in 1995, the Company issued notes payable totaling $834,807 and 76,923 shares of common stock valued at approximately $212,500.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporate Law ('DGCL') provides that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interest of the corporation. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145 of the DGCL, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under Section 145 of the DGCL.

     The Bylaws of the Company provide for the mandatory indemnification of directors and officers to the fullest extent permitted by law.

     Section 102(b)(7) of the DGCL permits the Certificate of Incorporation of a corporation to provide that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (dealing with unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

     The Certificate of Incorporation of the Company provides that the liability of the Company's directors to the Company or to its stockholders shall be eliminated to the fullest extent permitted by law.

     The Company has a directors' and officers' liability insurance policy which affords directors and officers insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

ITEM 21. EXHIBITS.

     (a) Financial Statements:

     None.

     (b) Exhibits:

EXHIBIT NO.
-----------
     3.1      -- Certificate  of Incorporation of the Company. Incorporated  by reference to Exhibit 3.1 to the Current
                 Report on 8-K reporting on an event which occurred on October 28, 1996 ('October 1996 8-K').
     3.2      -- By-Laws of the Company. Incorporated by reference to Exhibit 3.2 to October 1996 8-K.
     4.1      -- Warrant Agreement between the Company and  Continental Stock Transfer & Trust Company. Incorporated by
                 reference to Exhibit 4.1 to the Registration Statement on Form SB-2 (File No. 33-48814).
    *5.1      -- Opinion of Stroock & Stroock & Lavan with respect to the securities being registered.
     8.1      -- Opinion of Stroock & Stroock & Lavan with respect to tax matters (included as part of Exhibit 5.1).
    10.1      -- Employment Agreement dated as of March 1, 1993, between the Company and Malcolm L. Elvey. Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form SB-2 (File No. 33-48814).
    10.2      -- Agreement  of Merger dated as  of September 30, 1993 by  and among the Company, Esquire Communications
                 Acquisition Corp. and David Feldman & Associates (U.S.A.), Ltd. Incorporated by reference to Exhibit 1 to Current Report on Form 8-K reporting on an event which occurred on September 10, 1993 ('1993 8-K').
    10.3      -- Employment  Agreement dated  as of September  30, 1993 by  and between the  Company and David Feldman.
                 Incorporated by reference to Exhibit 10.8 to  the Company's Annual  Report on Form  10-K for the  year ended December 31, 1993.
    10.4      -- Registration  Rights Agreement  dated as of  September 30, 1993  by and between  the Company and David
                 Feldman. Incorporated by reference to Exhibit 3 to 1993 8-K.
    10.5      -- Stock  Purchase Agreement  dated June  22, 1994  by and  between the  Company and  Sarnoff  Deposition
                 Service, Inc. Incorporated by  reference to Exhibit  1 to Current  Report on Form  8-K reporting on an event which occurred on June 22, 1994 ('1994 8-K').
    10.6      -- Registration Rights Agreement dated June  22, 1994 by and between  the Company and The Sarnoff  Trust.
                 Incorporated by reference to Exhibit 2 to 1994 8-K.
    10.7      -- Employment  Agreement dated June 22, 1994 by and between the Company and Cary A. Sarnoff. Incorporated by reference to Exhibit 4 to 1994 8-K.
    10.8      -- Confidentiality and  Non-Competition Agreement  dated as of  June 22,  1994 by and  between Edward  L.
                 Sarnoff and Sarnoff Deposition Service, Inc. Incorporated by reference to Exhibit 6 to 1994 8-K.
    10.9      -- Investment  Agreement  dated June 22,  1994 by and  among the Company,  Allied Investment Corporation,
                 Allied Investment Corporation II  and Allied  Capital  Corporation II.  Incorporated by  reference  to
                 Exhibit 12 to 1994 8-K.
    10.10     -- Asset Purchase Agreement dated January 27, 1995 by and between the Company and Coleman, Haas, Martin &
                 Schwab, Inc. Incorporated by reference to Exhibit 10.15 to Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 ('1995 10-KSB').
    10.11     -- Registration Rights Agreement  dated January 27, 1995  by and between the  Company and Coleman,  Haas,
                 Martin & Schwab, Inc. Incorporated by reference to Exhibit 10.16 to 1995 10-KSB.
    10.12     -- Asset  Purchase Agreement  dated May 22, 1996,  as amended, among the  Company, M&M Reporting Referral
                 Service, Inc. and the stockholders of M&M Reporting Referral Service, Inc. Incorporated  by  reference to Exhibit 10.1 to October 1996 8-K.
    10.13     -- Registration Rights  Agreement dated  as of October  28, 1996  between the Company  and M&M  Reporting
                 Referral Service, Inc. Incorporated by reference to Exhibit 10.3 to October 1996 8-K.

EXHIBIT NO.
-----------
    10.14     -- Purchase  Agreement dated October 23, 1996 by  and between the Company, Golder, Thoma, Cressey, Rauner
                 Fund IV, L.P. ('GTCR') and Antares Leveraged  Capital Corp. (collectively with GTCR, the 'Investors').
                 Incorporated by reference to Exhibit 10.4 to October 1996 8-K.
    10.15     -- Stockholders Agreement dated October 23, 1996 by and between the Investors, Malcolm L. Elvey,  Cary A.
                 Sarnoff, David J. Feldman,  CMNY Capital  L.P. and  Allied Investment  Corporation, Allied  Investment
                 Corporation II and Allied Capital Corporation II. Incorporated by reference to Exhibit 10.5 to October
                 1996 8-K.
    10.16     -- Registration Agreement dated  October 23, 1996  among the Company and  the Investors. Incorporated  by reference to Exhibit 10.6 to October 1996 8-K.
    10.17     -- Agreement  dated October 23, 1996 among the Company, GTCR, David J. Feldman, The Sarnoff Trust, Allied
                 Investment Corporation, Allied Investment Corporation II and Allied Capital Corporation II relating to registration rights. Incorporated by reference to Exhibit 10.7 to October 1996 8-K.
    16.1      -- Letter  from  Freed Maxick Sachs  & Murphy, P.C.  Incorporated by  reference to Exhibit  16 to Current
                 Report on Form 8-K reporting an event which occurred October 23, 1996.
    21.1      -- Subsidiaries of the Registrant. Incorporated by reference to Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.
    23.1      -- Consent of Stroock & Stroock & Lavan (included as part of Exhibit 5.1).
    23.2      -- Consent of Freed Maxick Sachs & Murphy, P.C.
    24.1      -- Powers of Attorney of Directors and Officers of Registrant (included on signature page).
    27.1      -- Financial Data Schedule

------------

* To be filed by amendment

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 13, 1997.

                                          ESQUIRE COMMUNICATIONS LTD.

                                          By        /s/ MALCOLM L. ELVEY
                                             ...................................
                                                      MALCOLM L. ELVEY
                                                  CHIEF EXECUTIVE OFFICER

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Malcolm L. Elvey and Vasan Thatham, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

                SIGNATURE                                     TITLE                              DATE
------------------------------------------  ------------------------------------------     ----------------

     /s/                                    Chairman of the Board, Chief Executive           January 13, 1997
 .........................................    Officer and Director
            (MALCOLM L. ELVEY)

     /s/                                    President, Chief Operating Officer and           January 13, 1997
 .........................................    Director
            (DAVID J. FELDMAN)

     /s/                                    Chief Financial Officer                          January 13, 1997
 .........................................
             (VASAN THATHAM)

     /s/                                    Vice Chairman and Director                       January 13, 1997
 .........................................
            (CARY A. SARNOFF)

                                            Director                                         January 13, 1997
 .........................................
          (MORTIMER R. FEINBERG)

     /s/                                    Director                                         January 13, 1997
 .........................................
            (ANDREW P. GARVIN)

     /s/                                    Director                                         January 13, 1997
 .........................................
            (JOSEPH P. NOLAN)

     /s/                                    Director                                         January 13, 1997
 .........................................
            (BRUCE V. RAUNER)

                                 EXHIBIT INDEX

EXHIBIT NO.                                          DESCRIPTION OF DOCUMENT
-----------   ------------------------------------------------------------------------------------------------------

     3.1      -- Certificate  of  Incorporation of  the Company.  Incorporated by  reference to  Exhibit 3.1  to the
                 Current Report on 8-K reporting on an event which occurred on October 28, 1996 ('October 1996 8-K').
     3.2      -- By-Laws of the Company. Incorporated by reference to Exhibit 3.2 to October 1996 8-K.
     4.1      -- Warrant Agreement between the Company and  Continental Stock Transfer & Trust Company. Incorporated
                 by reference to Exhibit 4.1 to the Registration Statement on Form SB-2 (File No. 33-48814).
    *5.1      -- Opinion of Stroock & Stroock & Lavan with respect to the securities being registered.
     8.1      -- Opinion of Stroock & Stroock & Lavan with respect to tax matters (included as part of Exhibit 5.1).
    10.1      -- Employment  Agreement dated  as  of  March  1,  1993, between  the  Company and  Malcolm  L. Elvey.
                 Incorporated by reference  to Exhibit 10.1 to  the Registration Statement  on Form  SB-2 (File  No.
                 33-48814).
    10.2      -- Agreement of Merger dated as of September 30, 1993 by and among the Company, Esquire Communications
                 Acquisition Corp. and David Feldman &  Associates  (U.S.A.),  Ltd.  Incorporated  by  reference  to
                 Exhibit 1 to Current Report on Form  8-K reporting on an event which occurred on September 10, 1993
                 ('1993 8-K').
    10.3      -- Employment Agreement dated as of September 30,  1993 by and between the Company and David  Feldman.
                 Incorporated by reference to Exhibit 10.8 to the Company's  Annual Report on Form 10-K for the year ended December 31, 1993.
    10.4      -- Registration Rights Agreement dated as of September  30, 1993 by and between the Company and  David
                 Feldman. Incorporated by reference to Exhibit 3 to 1993 8-K.
    10.5      -- Stock  Purchase Agreement  dated June 22,  1994 by and  between the Company  and Sarnoff Deposition
                 Service, Inc. Incorporated by reference to Exhibit 1 to Current Report on Form 8-K reporting on  an event which occurred on June 22, 1994 ('1994 8-K').
    10.6      -- Registration Rights Agreement dated June 22, 1994 by and between the Company and The Sarnoff Trust.
                 Incorporated by reference to Exhibit 2 to 1994 8-K.
    10.7      -- Employment  Agreement  dated  June  22,  1994  by and  between  the  Company and  Cary  A. Sarnoff.
                 Incorporated by reference to Exhibit 4 to 1994 8-K.
    10.8      -- Confidentiality and Non-Competition Agreement  dated as of June 22,  1994 by and between Edward  L.
                 Sarnoff and Sarnoff Deposition Service, Inc. Incorporated by reference to Exhibit 6 to 1994 8-K.
    10.9      -- Investment  Agreement dated June 22, 1994 by  and among the Company, Allied Investment Corporation,
                 Allied Investment Corporation II and Allied  Capital Corporation II.  Incorporated by reference  to
                 Exhibit 12 to 1994 8-K.
    10.10     -- Asset  Purchase  Agreement dated January  27, 1995  by and between  the Company  and Coleman, Haas,
                 Martin & Schwab, Inc. Incorporated by reference to Exhibit 10.15 to Annual Report  on  Form  10-KSB
                 for the fiscal year ended December 31, 1995 ('1995 10-KSB').
    10.11     -- Registration Rights Agreement dated January 27, 1995 by and between the Company and Coleman,  Haas,
                 Martin & Schwab, Inc. Incorporated by reference to Exhibit 10.16 to 1995 10-KSB.
    10.12     -- Asset  Purchase Agreement dated May 22, 1996, as amended, among the Company, M&M Reporting Referral
                 Service,  Inc.  and  the  stockholders of M&M Reporting  Referral  Service,  Inc.  Incorporated  by
                 reference to Exhibit 10.1 to October 1996 8-K.
    10.13     -- Registration Rights Agreement dated  as of October 28, 1996  between the Company and M&M  Reporting
                 Referral Service, Inc. Incorporated by reference to Exhibit 10.3 to October 1996 8-K.
    10.14     -- Purchase  Agreement  dated October  23, 1996 by  and between  the Company,  Golder, Thoma, Cressey,
                 Rauner Fund IV, L.P. ('GTCR')  and Antares  Leveraged Capital  Corp. (collectively  with GTCR,  the
                 'Investors'). Incorporated by reference to Exhibit 10.4 to October 1996 8-K.
    10.15     -- Stockholders  Agreement dated October 23, 1996 by and between the Investors, Malcolm L. Elvey, Cary
                 A.  Sarnoff,  David J. Feldman,  CMNY  Capital  L.P.  and  Allied  Investment  Corporation,  Allied
                 Investment  Corporation II  and  Allied  Capital  Corporation  II.  Incorporated  by  reference  to
                 Exhibit 10.5 to October 1996 8-K.
    10.16     -- Registration Agreement dated October 23, 1996 among the Company and the Investors. Incorporated by reference to Exhibit 10.6 to October 1996 8-K.

EXHIBIT NO.                                          DESCRIPTION OF DOCUMENT
-----------   ------------------------------------------------------------------------------------------------------

     10.17    -- Agreement dated  October 23, 1996  among the Company,  GTCR, David J.  Feldman, The Sarnoff  Trust,
                 Allied Investment Corporation, Allied  Investment Corporation II and  Allied Capital Corporation II
                 relating to registration rights. Incorporated by reference to Exhibit 10.7 to October 1996 8-K.
     16.1     -- Letter from Freed Maxick Sachs  & Murphy, P.C. Incorporated by  reference to Exhibit 16 to  Current
                 Report on Form 8-K reporting an event which occurred October 23, 1996.
     21.1     -- Subsidiaries  of the  Registrant. Incorporated by reference  to Exhibit 21  to the Company's Annual
                 Report on Form 10-K for the year ended December 31, 1995.
     23.1     -- Consent of Stroock & Stroock & Lavan (included as part of Exhibit 5.1).
     23.2     -- Consent of Freed Maxick Sachs & Murphy, P.C.
     24.1     -- Powers of Attorney of Directors and Officers of Registrant (included on signature page).
     27.1     -- Financial Data Schedule

------------
*To be filed by amendment